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                                                                      EXHIBIT 2




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                          AGREEMENT AND PLAN OF MERGER

                                      among

                                  BELDEN INC.,

                       ASHES MERGER CORP., a wholly-owned
                            subsidiary of Belden Inc.

                         CABLE SYSTEMS HOLDING COMPANY,

                           CABLE SYSTEMS HOLDING, LLC,

                         CITICORP VENTURE CAPITAL, LTD.
                                       and
                            THE OTHER ULTIMATE OWNERS


                            Dated as of May 21, 1999

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                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 21, 1999, is among Belden Inc. ("Belden"), a Delaware corporation, Ashes Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Belden ("Merger Sub"), Cable Systems Holding Company ("Holding Company"), a Delaware corporation, Cable Systems Holding, LLC ("CSH"), a Delaware limited liability company, and each of the Ultimate Owners (as defined below), including without limitation Citicorp Venture Capital, Ltd. ("CVC"), a New York corporation. CSH and the Ultimate Owners who are Shareholders (as defined below) own all of the outstanding capital stock of Holding Company, and Holding Company is the sole shareholder of Cable Systems International Inc. ("CSI"). CVC owns a majority of the common units of CSH. (Belden, Merger Sub, CSH, Holding Company, CVC and the other Ultimate Owners are sometimes individually referred to as a "Party" and collectively as the "Parties.")

                                    RECITALS

     WHEREAS, the Board of Directors of each of Belden, Merger Sub and Holding Company has approved, and deems it advisable and in the best interests of its respective shareholders to consummate, the acquisition of Holding Company by Belden upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the respective Boards of Directors of Belden, Merger Sub and Holding Company have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders;

     NOW THEREFORE, in consideration of their respective covenants and agreements, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

"Additional Option/Warrant Shares" means shares of the common stock of Holding Company that are issued as a result of the exercise between the date hereof and the Effective Time of Options or Warrants which are outstanding on the date hereof.

"Affiliate" means any Person that directly or indirectly controls, is controlled by or is under common control with the named party.

"Agreement" has the meaning assigned in the opening paragraph hereof.


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"AT&T Contracts" has the meaning assigned in Section 4.13(c).

"Base Amount" means the Equity Payment plus the aggregate exercise price for all unissued shares of Holding Company common stock subject to Options or Warrants outstanding immediately prior to the Effective Time.

"Belden Disclosure Schedule" has the meaning assigned in the opening paragraph of Article V.

"Belden Material Adverse Effect" means any material adverse effect on (i) the financial condition, cash flows or operations of Belden, or (ii) the ability of Belden to consummate the transactions contemplated hereby, other than any such material adverse effect which relates to or results from (a) public or industry knowledge regarding the transactions contemplated by this Agreement, or (b) past, existing or prospective economic, regulatory or other conditions generally affecting the industries in which Belden operates.

"Cash Amount" means the amount of CSI's and Holding Company's cash and cash equivalents as of the close of business on the business day before Closing (including such cash and cash equivalents held pursuant to the Cable Systems Holding Company Benefits Protection Trust Agreement), less (a) the Exercised Option/Warrant Amount, less (b) the amount (if any) by which the CSI Group Receipts exceed the CSI Group Advances, plus (c) the amount (if any) by which the CSI Group Advances exceed the CSI Group Receipts.

"Closing" has the meaning assigned in Section 2.3.

"Closing Certificate" has meaning assigned in 8.2(c).

"Closing Date" has the meaning assigned in Section 2.3.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consent" has the meaning assigned in Section 4.5.

"CSH" has the meaning assigned in the opening paragraph hereof.

"CSI" has the meaning assigned in the opening paragraph hereof.

"CSI Credit Agreement" means that certain Credit Agreement dated as of October 4, 1996 providing for a $170,000,000 credit facility, by and among CSI as borrower, Holding Company as Parent Guarantor, Merrill Lynch & Co. as Arranger and Syndication Agent, NationsBank of Texas, N.A. as Administrative Agent and the other Lenders named therein, as amended from



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time to time.

"CSI Credit Agreement Liens" means the Security Interests arising in connection with the CSI Credit Agreement or the security agreements, mortgages or deeds of trust related thereto.

"CSI Credit Agreement Releases" means duly executed instruments of release, discharge and termination, including without limitation UCC-3 termination statements, which are sufficient to release, discharge and terminate all CSI Credit Agreement Liens in full.

"CSI Disclosure Schedule" has the meaning assigned in the opening paragraph of
Article IV.

"CSI Group Advances" means the aggregate amount of cash advances, payments or remittances (other than as payment for products purchased in the Ordinary Course of Business) from Holding Company, CSI or any CSI Subsidiary to LoDan, gComData or any Minor Subsidiary made after March 28, 1999 and on or before the close of business on the business day before Closing.

"CSI Group Receipts" means the aggregate amount of cash advances, payments or remittances (other than as payment for products purchased in the Ordinary Course of Business) to Holding Company, CSI or any CSI Subsidiary from LoDan, gComData or any Minor Subsidiary made after March 28, 1999 and on or before the close of business on the business day before Closing.

"CSI's Knowledge" means (i) the actual knowledge of the officers of Holding Company and CSI after reasonable inquiry of the employees of Holding Company and CSI with responsibility for the subject matter as set forth in Schedule 1 hereto, and (ii) the actual knowledge of Richard Cashin, Jr. and David Howe of CVC.

"CSI Material Adverse Effect" means any material adverse effect on (i) the financial condition, cash flows or operations of Holding Company, CSI and the CSI Subsidiaries, taken as a whole, or (ii) the ability of CSH, Holding Company, CVC or the other Ultimate Owners to consummate the transactions contemplated hereby, other than any such material adverse effect which relates to or results from (a) public or industry knowledge regarding the transactions contemplated by this Agreement, or (b) past, existing or prospective economic, regulatory or other conditions generally affecting the industries in which CSI and the CSI Subsidiaries operate.

"CVC" has the meaning assigned in the opening paragraph hereof.

"CVC Group" means the following Ultimate Owners: CVC, Richard M. Cashin, Jr., William T. Comfort, David F. Thomas, David Y. Howe, Douglas W. Lehrman and A. Jody Gessow.

"CVC Group Representative" has the meaning assigned in Section 11.12.


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"D&O Policy Amount" means the amount paid or payable by Holding Company, CSI or any CSI Subsidiary on or before the Closing Date to obtain an "extended reporting period" rider/policy with respect to any "D&O" insurance of Holding Company, CSI or any CSI Subsidiary in existence on the Closing Date.

"DGCL" means the General Corporation Law of the State of Delaware, as amended.

"Effective Time" has the meaning assigned in Section 2.2.

"Environmental Laws" means any federal, state or local law, regulation, rule, standard, order or decree relating to protection of health, safety or the environment and applicable to the business or activities of Holding Company, CSI or any CSI Subsidiary or conditions resulting therefrom, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA"), the Solid Waste Disposal Act, as amended, 42 U.S.C. ss.ss.7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss.2601 et seq., and the Water Pollution Control Act, as amended, 33 U.S. C. ss.ss. 1251 et seq., each as in effect on the Closing Date.

"Equity Payment" means sixty million dollars ($60,000,000), less (a) the Overage Amount, less (b) the Redemption Amount, less (c) the D&O Policy Amount, less (d) the amount (if any) by which the CSI Group Advances exceed the CSI Group Receipts, plus (e) the amount (if any) by which the CSI Group Receipts exceed the CSI Group Advances, plus (f) the JSD/Preferred Underpayment Amount, plus (g) the Exercised Option/Warrant Amount.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agreement" has the meaning assigned in Section 3.2.

"Escrow Amount" means two million five hundred thousand dollars ($2,500,000).

"Escrow Agent"  means a financial institution agreed to by Belden and CVC.

"Exercised Option/Warrant Amount" means the amount paid to Holding Company as the exercise price of Options or Warrants which are exercised after the date hereof and prior to Closing.

"Fully Diluted Shares" means the total number of Shares outstanding immediately prior to the Effective Time, plus the number of shares of Holding Company common stock issuable upon exercise of all Options and Warrants outstanding immediately prior to the Effective Time.

"Funded Debt" means for any Person, without duplication, any indebtedness for borrowed money for which such Person is liable as borrower, guarantor, obligor or otherwise. For the avoidance

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of doubt, "Funded Debt" shall not include accounts payable and other accrued liabilities arising from the purchase of property or services in the Ordinary Course of Business, or capital lease obligations.

"gComData" the business of CSI involving a cable and wire installation business (whether or not a separate legal entity), whose primary asset consists of an office lease in New York and installation contracts.

"General Cap" has the meaning assigned in Section 10.5(b).

"Holding Class A Common Stock" and "Holding Class B Common Stock" have the meanings assigned in Section 4.6(c).

"Holding Company" has the meaning assigned in the opening paragraph hereof.

"Holding Preferred Shares" means the issued and outstanding shares of preferred stock of Holding Company.

"Intellectual Property" means (i) patents, patent applications, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (other than standard commercially available programs) and related data and documentation, (vi) trade secrets and confidential information and (vii) copies and tangible embodiments of any of the foregoing (in whatever form or medium).

"Intercompany Advances" means cash advances, payments or remittances (other than as payment for products purchased in the Ordinary Course of Business) from or to Holding Company, CSI or any CSI Subsidiary, on the one hand, and to or from LoDan, gComData or any Minor Subsidiary, on the other hand.

"IPC" means IPC Information Systems Inc., a Delaware corporation.

"JSD" means the junior subordinated debt of Holding Company owed to the Persons (who are included among the Ultimate Owners) set forth on Schedule 3 hereto.

"JSD/Preferred Repayment Amount" means the total payments to be made by Belden pursuant to clauses (ii) and (iii) of Section 3.4 (including all principal and accrued interest and accumulated dividends).

"JSD/Preferred Underpayment Amount" means the amount (if any) by which the Prepayment


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Amount exceeds the JSD/Preferred Repayment Amount.

"LoDan" means LoDan Electronics, Inc., a Delaware corporation, and LoDan do Brazil, a Brazilian corporation.

"Merger" has the meaning assigned in Section 2.1.

"Merger Sub" has the meaning assigned in the opening paragraph hereof.

"Minor Subsidiaries" means Cvalim Holding Company Ltd., a Delaware corporation, Beleggingsmaatschappij Halfvier B.V., a Netherlands corporation, Cvalim Industries (E.W.C.) Holdings 98 Ltd., an Israeli corporation, Cvalim Industries (E.W.C.) Ltd., an Israeli corporation, B.N. Cable Technologies Inc., a Canadian corporation and (whether or not a Subsidiary of Holding Company) the Delaware corporation referenced in Section 4.3 of the CSI Disclosure Schedule.

"Options" means outstanding options giving the holder thereof the right to purchase, from Holding Company, Holding Class A Common Stock or Holding Class B Common Stock.

"Option/Warrantholders" means the Persons who hold Options or Warrants immediately prior to the Effective Time, which Persons consist of those set out on Section 4.6(g) of the CSI Disclosure Schedule except for any of such Persons listed who cease to hold any such Options or Warrants due to their exercise before the Effective Time.

"Ordinary Course of Business" means the ordinary course of business, which, if there is a past custom and practice with respect to the matter, is consistent with such past custom and practice.

"Overage Amount" means the sum of (a) the amount (if any) by which the JSD/Preferred Repayment Amount exceeds the Prepayment Amount, plus (b) the amount (if any) by which (A) the total payments to be made by Belden pursuant to clause (i) of Section 3.4 (including all principal, accrued interest and breakage fees) plus the Prepayment Amount exceed (B) one hundred twenty million dollars ($120,000,000) plus the Cash Amount.

"Paying Agent" has the meaning assigned in Section 3.2.

"Party" has the meaning assigned in the opening paragraph hereof.

"Per Option/Warrant Amount" means, for an unissued share of Holding Company common stock subject to an Option or Warrant, the Per Share Amount less the exercise price of such share subject to such Option or Warrant.

"Per Share Amount" means, for a Share (or, for the purposes of the definition of "Per Op-


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tion/Warrant Amount", for an unissued share of Holding Company common stock subject to an Option or Warrant), the quotient of the Base Amount divided by the total number of Fully Diluted Shares.

"Permitted Liens" means (i) liens arising from taxes not yet delinquent or the validity of which are being contested in good faith, (ii) mechanics' and similar statutory liens arising in the Ordinary Course of Business securing obligations with respect to which no foreclosure proceedings have been commenced, (iii) liens securing rental payments under capital or operating lease arrangements not yet delinquent, but only to the extent affecting the property subject to the lease arrangement, and (iv) other liens or imperfections incidental to the ordinary conduct of business which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not materially detract from the value of the subject property or impair the use thereof.

"Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, or any other form of business or legal entity or government authority.

"Plan" means each bonus, retention bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement, arrangement, policy or practice (whether formal or informal, funded or unfunded), sponsored, maintained or contributed to or required to be contributed to by Holding Company, CSI or the CSI Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Holding Company, CSI or the CSI Subsidiaries would be deemed a "single employer" within the meaning of section 4001(a)(15) of ERISA, for the benefit of any employee or former employee of Holding Company, CSI, a CSI Subsidiary or an ERISA Affiliate, whether written or unwritten.

"Prepayment Amount" means fifteen million nine hundred ninety-six thousand six hundred forty seven dollars ($15,996,647).

"Redemption Amount" means the aggregate amount paid by Holding Company for the redemption, purchase or acquisition of Shares after March 29, 1999 and on or before the Closing Date, to the extent consented to in writing by Belden.

"SAP Software License" means SAP America Inc. R/3 Software End User License Agreement effective July 13, 1994.

"Security Interest" means any security interest, mortgage, lien, charge, pledge, or other encumbrance, or conditional sale arrangement.


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"Shareholder Transaction Expenses" means all fees or expenses of Holding
Company's outside counsel relating to this Agreement or the transactions contemplated hereby, to the extent not paid by CSI or Holding Company pursuant to Section 7.2.

"Shareholders" means the Persons who are the owners of the Shares immediately prior to the Effective Time.

"Shares" means the issued and outstanding shares of common stock of Holding Company (consisting of the Holding Class A Common Stock and the Holding Class B Common Stock).

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Surviving Corporation" has the meaning assigned in Section 2.1.

"Tax Cap" has the meaning assigned in Section 10.5(c).

"Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

"Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, commercial rent and occupancy, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

"Ultimate Owner Representative" has the meaning assigned in Section 11.11.

"Ultimate Owners" means the Persons set out on Schedule 2 hereto.

"Ultimate Ownership Percentages" means with respect to the Ultimate Owners, the percentages set forth in Schedule 2 hereto.

"Warrants" means outstanding warrants giving the holder thereof the right to purchase, from Holding Company, Holding Class A Common Stock or Holding Class B Common Stock.



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                                   ARTICLE II
                                   THE MERGER

Section 2.1 The Merger. At the Effective Time (as defined in Section 2.2) and in accordance with the terms of this Agreement and applicable law, Merger Sub shall be merged (the "Merger") with and into Holding Company and its separate legal existence shall cease to exist, and Holding Company will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue its corporate existence as "Cable Systems Holding Company" under the laws of the State of Delaware.

Section 2.2 Effective Time. The Merger shall become effective at the time of filing of the Articles of Merger with the Secretary of State of the State of Delaware, which Articles of Merger shall be so filed at the time of the Closing (as defined in Section 2.3). The date and time when the Merger becomes effective are herein referred to as the "Effective Time."

Section 2.3 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Article IX, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a location to be agreed to by Belden and Holding Company, on the later of June 25, 1999 or the second business day following the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions with respect to actions to be taken at the Closing itself), or at such other time and date as the Parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date".

Section 2.4 Certificate of Incorporation. The Certificate of Incorporation of Holding Company, as in effect at the Effective Time, shall continue in effect as the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein.

Section 2.5 By-Laws. The By-Laws of Holding Company, as in effect at the Effective Time, shall be the By-Laws of the Surviving Corporation, until thereafter amended as provided therein.

Section 2.6 Directors and Officers. At the Closing, the officers and directors of Merger Sub at the Effective Time shall be the officers and directors of the Surviving Corporation, each to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. At the Closing, the existing directors of CSI, other than those who are CSI employees and Thomas Donahue, shall resign.



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                                   ARTICLE III
                CONVERSION OF SECURITIES; RIGHTS OF SHAREHOLDERS
                            AND OPTION/WARRANTHOLDERS

Section 3.1 Conversion of Securities.

     (a) At the Effective Time, each share of common stock of Merger Sub, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation, $0.01 par value per share. Such newly issued shares shall thereafter constitute all of the issued and outstanding shares of common stock of the Surviving Corporation.

     (b) At the Effective Time, (i) each Share issued and outstanding immediately prior to the Effective Time, other than Shares held by dissenting shareholders of Holding Company (if any), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and converted into the right to receive the Per Share Amount payable in cash upon presentation by the holder thereof either of the certificate evidencing such Share, or an affidavit of loss and indemnity relating to such Share reasonably satisfactory to Belden, in accordance with the procedures in Section 3.8, and (ii) each Option or Warrant outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and converted into the right to receive, for each unissued share of Holding Company common stock subject to such Option or Warrant, the Per Option/Warrant Amount payable in cash upon presentation by the holder thereof either of the instrument evidencing such Option or Warrant, or an affidavit of loss and indemnity relating to such instrument reasonably satisfactory to Belden, in accordance with the procedures in Section 3.8. Payments shall be rounded to the nearest $.01 and shall be made by check by the Paying Agent pursuant to Section 3.3. The sum of all rights to payment under this Section 3.1(b) shall be equal to the Equity Payment. The rights to payment under this
Section 3.10(b) shall be subject to deductions for the Escrow Amount, the Shareholder Transaction Expenses and other fees and expenses of the Paying Agent as provided in Section 3.3 below.

Section 3.2 Payment of Equity Payment by Belden. On and subject to the terms and conditions of this Agreement, in consideration of the consummation of the Merger and the other transactions contemplated herein, Belden shall pay at Closing an amount equal to the Equity Payment less the Escrow Amount in immediately available U.S. funds by wire transfer to an account designated by Peter A. Woog (the "Paying Agent"), as representative of the Shareholders and Option/Warrantholders for purposes of receiving and disbursing such payment, of which account the Paying Agent shall advise Belden not later than two (2) business days' prior to Closing. Before the Closing, Belden, the Escrow Agent, the Ultimate Owner Representative and the CVC Group Representative will execute the Escrow Agreement, which will be substantially in the form attached as
Schedule 3.2 hereto (the "Escrow Agreement"), and will provide for the subsequent payment by Belden to the Escrow Agent of the Escrow Amount subject to the terms and conditions thereof. On the Closing Date, Belden will deliver a letter of credit to the Escrow Agent as



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provided by the Escrow Agreement. CSH, CVC and each of the other Ultimate Owners
(i) authorizes Belden to make the payments provided by this Section 3.2, and
(ii) agrees that Belden and its Affiliates shall have no responsibility for assuring that any distributions to CSH, CVC, any other Ultimate Owner or any other Person, including without limitation those distributions to be made by the Paying Agent under Section 3.3, are actually made, nor shall the transactions contemplated hereby nor the terms and provisions of this Agreement be in any way affected by any failure of such distributions to take place.

Section 3.3 Disbursement of Equity Payment by Paying Agent. Upon receipt of the documentation required in Section 3.8, the Paying Agent shall distribute to each Shareholder and Option/Warrantholder the portion of the Equity Payment to which each is entitled pursuant to Section 3.1, less an allocated portion of the Escrow Amount, the Shareholder Transaction Expenses and any other reasonable fees and expenses incurred by the Paying Agent in connection with performing its obligations hereunder. The allocated portion referred to in the preceding sentence shall be in proportion to the Shareholder's or Option/Warrantholder's interest in the Equity Payment. Future distributions of the Escrow Amount to the Shareholders and Option/Warrantholders (or their Ultimate Owners) shall be made in accordance with the Escrow Agreement. All Shareholder Transaction Expenses and other reasonable fees and expenses incurred by the Paying Agent in connection with performing its obligations under this Agreement which are not deducted by the Paying Agent as provided the preceding sentence shall be borne by the Shareholders and Option/Warrantholders in proportion to their interest in the Equity Payment and repaid to the Paying Agent.

Section 3.4 Certain Repayments by Belden. On and subject to the terms and conditions of this Agreement, in consideration of the consummation of the Merger and the transactions contemplated herein and the delivery of the CSI Credit Agreement Releases, Belden shall at Closing (i) repay the principal amount of all Funded Debt then outstanding under the CSI Credit Agreement, together with accrued interest thereon and any fees associated with the breakage of LIBOR interest periods related thereto, (ii) repay the principal amount of all Funded Debt (if any) then outstanding with respect to the JSD, together with accrued interest thereon, and (iii) make payment to Holding Company in the amount necessary to repay and/or redeem all Holding Preferred Shares (if any) then outstanding, together with any accumulated but unpaid dividends thereon (and Holding Company shall thereupon make such repayment and/or redemption). The payment in the preceding clause (i) shall be in the amount set forth in the letter delivered pursuant to Section 8.2(g), and the payments in the preceding clauses (ii) and (iii) shall be in the amounts certified by Holding Company pursuant to Section 8.2(h). The payment in the preceding clause (i) shall be made in immediately available U.S. funds by wire transfer to an account designated by the Administrative Agent under the CSI Credit Agreement, of which Belden shall be advised not later than five (5) business days' prior to the date payment is to be made. The payment in the preceding clause (ii) shall be made in immediately available U.S. funds to an account designated by CVC, of which CVC shall advise Belden not later than five (5) business days' prior to the date


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payment is to be made. The payment in the preceding clause (iii) shall be made in immediately available U.S. funds to an account designated by Holding Company, of which Holding Company shall advise Belden not later than five (5) business days' prior to the date payment is to be made. CSH and CVC agree to ensure that with respect to the repayment of the JSD pursuant to this Section 3.4, each of the holders of the JSD shall receive, at or after the Closing, their full share of such repayment. CSH and CVC agree to ensure that with respect to the repayment and/or redemption of the Holding Preferred Shares pursuant to this
Section 3.4, each of the holders of such Holding Preferred Shares shall receive, at or after the Closing, their full share of such payment. CSH, CVC and each of the other Ultimate Owners (a) authorizes Belden to make the payments provided by this Section 3.4, (b) agrees that Belden's obligations under this Section 3.4 shall be completely discharged by its making the payments provided by this
Section 3.4, and (c) agrees that Belden and its Affiliates shall have no responsibility for assuring that any distributions of such payments to CSH, CVC, any other Ultimate Owner (including without limitation any holder of JSD or Holding Preferred Shares) or any other Person are actually made, nor shall the transactions contemplated hereby nor the terms and provisions of this Agreement be in any way affected by any failure of such distributions to take place.

Section 3.5 Option/Warrant Releases. Each Option/Warrantholder agrees that Belden's making the payment provided by Section 3.2 constitutes full satisfaction by Holding Company and its Affiliates of any and all obligations with respect to the Options and Warrants held by such Option/Warrantholder and any plans or agreements related to such Options or Warrants, and that such payment results in the discharge, termination and extinguishment of all such Options and Warrants.

Section 3.6 Transfer Taxes. With respect to the transfer of the Shares, the Shareholders will pay (i) any transfer, conveyance or other similar Taxes, stamps, duties or similar governmental charges imposed by any taxing jurisdiction and (ii) all recording, filing fees or notarial fees.

Section 3.7 Deliveries at the Closing. At the Closing and contemporaneously with Belden's making the payments contemplated by Section 3.2 and Section 3.4,
(i) a representative for the Lenders under the CSI Credit Agreement shall deliver to Belden the CSI Credit Agreement Releases, and (ii) each of the Parties shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on its part to be performed at or prior to the Closing.

Section 3.8 Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), and to each Option/Warrantholder of record, which in either case were converted into the right to receive cash pursuant to Section 3.1, (i) a sample letter of transmittal (which shall be in customary form) and (ii) instructions for effecting the surrender of the Certificates or instruments evidencing the Options or Warrants in exchange for the Per Share Amount or Per Option/Warrant Amount, as the case may be, in accordance with Section 3.1 and Section 3.3 (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and instruments shall pass, only upon delivery thereof to the Paying Agent). Upon surrender of a Certificate or instrument for cancellation to the Paying Agent (or an affidavit of loss and indemnity as provided by Section 3.1(b)), together with a duly executed letter of transmittal, the holder of such Certificate or instrument shall be entitled to receive in exchange for each Share the Per Share Amount, or in exchange for each unissued share of Holding Company common stock subject to an Option or Warrant the Per Option/Warrant Amount, in accordance with Section 3.1 and Section 3.3. In the event of a transfer of ownership of Shares which is not registered on the transfer records of Holding Company, the Per Share Amount (in accordance with Section 3.1 and Section 3.3) for each Share may be issued to such transferee if the Certificate representing such Shares held by such transferee is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Per Share Amount (in accordance with Section 3.1 and Section 3.3) for each Share. Until the instrument evidencing an Option or Warrant is surrendered as contemplated by this Section 3.8, each Option or Warrant shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Per Option/Warrant Amount (in accordance with Section 3.1 and
Section 3.3) for each unissued share of Holding Company common stock subject to such Option or Warrant.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

Holding Company represents and warrants to Belden that the statements contained in this Article IV are true and correct as of the date of this Agreement, except as set forth in the CSI Disclosure Schedule attached to this Agreement (the "CSI Disclosure Schedule"). The CSI Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article IV.

Section 4.1 Organization. CSH is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 4.2 Authority; Enforceability. Holding Company, CSH, CVC and the other Ultimate Owners have all requisite power and authority to execute and deliver this Agreement and to con-summate the transactions contemplated on their part hereby. The execution and delivery by Holding Company, CSH and CVC of this Agreement and the consummation by Holding Company, CSH and CVC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holding Company, CSH and CVC. No other corporate proceedings on the part of Holding Company, CSH or CVC are necessary to authorize the execution and delivery of this Agreement and the consummation by Holding Company, CSH and CVC of the transactions contemplated hereby or the performance of their obligations hereunder. This Agreement has been duly executed and delivered by Holding Company, CSH, CVC and the other Ultimate Owners, and is a valid and binding agreement of Holding Company, CSH, CVC and the other Ultimate Owners, enforceable against Holding Company, CSH, CVC and the other Ultimate Owners in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equity principles.

Section 4.3 Subsidiaries. Holding Company does not have any Subsidiaries other than CSI, LoDan, CSH Limited, a company incorporated under the laws of Barbados ("CSH Ltd.") and the Minor Subsidiaries. CSI does not have any Subsidiaries other than CSH Ltd. (the Subsidiaries of Holding Company and CSI other than CSI, LoDan and the Minor Subsidiaries, whether one or more, are herein called the "CSI Subsidiaries"). The Minor Subsidiaries do not have any material assets or liabilities. Except as provided in Section 4.3 of the CSI Disclosure Schedule, gComData does not have any material assets or liabilities as of the date hereof. Except for the CSI Subsidiaries and the Minor Subsidiaries and as provided in
Section 4.3 of the CSI Disclosure Schedule, neither Holding Company, CSI nor any CSI Subsidiary has any equity or ownership interest, directly or indirectly, in any other Person.

Section 4.4 Non-Contravention. Except as set forth in Section 4.4 of the CSI Disclosure Schedule, the execution and delivery of this Agreement by Holding Company, CSH, CVC and the other Ultimate Owners do not, and the consummation by each of the transactions contemplated hereby and the performance by each of the obligations which it is obligated to perform hereunder will not, (a) violate any provision of the Certificate of Incorporation or By-Laws of Holding Company, CSH, CSI, any CSI Subsidiary, CVC or any of the other Ultimate Owners, (b) violate any provision of, or cause the termination of or the acceleration of, or entitle any party to terminate, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon or the creation of a Security Interest in any of the Holding Company capital stock, CSI capital stock, or the capital stock of any CSI Subsidiary, or upon the assets of Holding Company, CSI or any CSI Subsidiary, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which Holding Company, CSH, CSI, any CSI Subsidiary, CVC or any of the other Ultimate Owners is a party, or by which Holding Company, CSH, CSI, any CSI Subsidiary, CVC or any of the other Ultimate Owners is bound, and that would be reasonably likely to, individually or in the aggregate, have a CSI Material Adverse Effect, or (c) subject to the approvals required as set forth in Section 4.5, violate or conflict with any applicable law or legal restriction to which Holding Company, CSH, CSI, any CSI Subsidiary, CVC or the other Ultimate Owners is subject which would prevent or significantly restrict or delay the consummation of the transactions contemplated hereby. Except as set forth in Section 4.4 of the CSI Disclosure Schedule, the execution and delivery of this Agreement by Holding Company, CSH, CVC and the other Ultimate Owners do not, and the consummation by each of the transactions contemplated hereby and the performance by each of the obligations which it is obligated to perform hereunder will not, violate any provision of, cause the termination of, or entitle any party to terminate, any of the AT&T Contracts pursuant to their terms.

Section 4.5 Consents. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and as set forth in
Section 4.5 of the CSI Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body (collectively, "Consents") which has not been obtained or made is required for or in connection with the execution and delivery of this Agreement by CSH, Holding Company, CVC and the other Ultimate Owners and the consummation by such Parties of the transactions contemplated hereby and the performance by such Parties of their obligations hereunder, other than those Consents, the failure of which to obtain, individually or in the aggregate, would not be reasonably likely to have a CSI Material Adverse Effect.

Section 4.6 Capital Stock.

     (a) The entire authorized capital stock of CSI consists of (i) 500 shares of Class A Common Stock (the "CSI Class A Common Stock"), $0.01 par value per share, 100 of which are issued and outstanding and none of which are held in treasury, (ii) 500 shares of Class B Common Stock, $0.01 par value per share, none of which are issued and outstanding and none of which are held in treasury, and (iii) 500 shares of Preferred Stock, par value $0.01, none of which are issued and outstanding and none of which are held in treasury. All of the issued and outstanding shares of CSI Class A Common Stock are validly issued, fully paid and non-assessable. Holding Company owns of record and beneficially all of the issued and outstanding shares of capital stock of CSI free and clear of any Security Interests except for CSI Credit Agreement Liens which will be released in full at Closing. There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase, or other plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of CSI capital stock or any securities or other instruments convertible into or exchangeable for shares of stock of any class of CSI capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of CSI that would in any way be binding on Belden, Holding Company, CSI or any CSI Subsidiary.

     (b) All of the issued and outstanding shares of capital stock of the CSI Subsidiaries are validly issued, fully paid and nonassessable. Section 4.6(b) of the CSI Disclosure Schedule sets forth the record and beneficial ownership of all such issued and outstanding shares of capital stock, which record and beneficial ownership is free and clear of any Security Interests except for CSI Credit Agreement Liens which will be released in full at Closing in conjunction with the payment by Belden contemplated by clause (i) of Section 3.4, and also sets forth any other authorized capital stock of the CSI Subsidiaries which is not issued and outstanding (including any held in treasury). There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase, or other plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of any CSI Subsidiary capital stock or any securities or other instruments convertible into or exchangeable for shares of stock of any class of any CSI Subsidiary capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any CSI Subsidiary.

     (c) As of the date hereof, the entire authorized capital stock of Holding Company consists of (i) 500,000 shares of Class A Common Stock (the "Holding Class A Common Stock"), $0.01 par value per share, 105,000.92 of which are issued and outstanding and none of which are held in treasury, (ii) 500,000 shares of Class B Common Stock (the "Holding Class B Common Stock"), $0.01 par value per share, 281,000 of which are issued and outstanding and none of which are held in treasury, and
          (iii) 100,000 shares of Preferred Stock, $0.01 par value per share, 16,987.5 of which are issued and outstanding and none of which are held in treasury. As of the Closing Date, the entire authorized capital stock of Holding Company is as set forth in the preceding sentence, except as increased by any Additional Option/Warrant Shares and (to the extent consented to by Belden in writing) reduced by any redemptions of Shares between the date hereof and the Closing Date. Except as set forth in Section 4.6(c) of the CSI Disclosure Schedule, no Shares have been redeemed, purchased or acquired since March 28, 1999.

     (d) All of the issued and outstanding shares of Holding Class A Common Stock and Holding Class B Common Stock, and all of the Holding Preferred Shares, are validly issued, fully paid and non-assessable, and no transfer of such shares has required registration under any securities laws.

     (e) Section 4.6(e) of the CSI Disclosure Schedule sets forth the record and beneficial ownership of all shares of the capital stock of Holding Company as of the date hereof, which record and beneficial ownership is free and clear of any Security

          Interests.

     (f) The list of Ultimate Owners in Schedule 2 hereto shows the Persons who as of the Closing Date are expected to be the ultimate beneficiaries of the proceeds of the Equity Payment under Article III, and such Schedule also shows the Ultimate Ownership Percentage of each such Ultimate Owner, based on the ownership of Holding Class A Common Stock and Holding Class B Common Stock as set forth in Section 4.6(e) of the CSI Disclosure Schedule, the holdings of Options and Warrants as set forth in Section 4.6(g) of the CSI Disclosure Schedule and the ownership of the common units of CSH (except that CVC's ownership percentage has been combined with and includes that of CCT Partners II L.P.). The Ultimate Ownership Percentages add to 100%.

     (g) Section 4.6(g) of the CSI Disclosure Schedule sets forth, as of the date hereof, the names of all holders of Options and Warrants, the number of Options and Warrants held by each holder, which class of Holding Company stock is affected and the Option or Warrant exercise price. Section 4.6(g) of the CSI Disclosure Schedule sets forth the same information as of the Closing Date, except to the extent directly resulting from a decrease in Options or Warrants upon exercise. Holding Company will deliver to Belden at Closing the number (if any) and owners of Additional Option/Warrant Shares. Holding Company has provided to Belden the terms and conditions of the Options and the Warrants. Except as set forth in Section 4.6(g) of the CSI Disclosure Schedule, there are no outstanding obligations, warrants, options or other rights to subscribe for or purchase, or other plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of Holding Company capital stock or any securities or other instruments convertible into or exchangeable for shares of stock of any class of Holding Company capital stock.

     (h) Except as set forth in Section 4.6(h) of the CSI Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Holding Company that would in any way be binding on Belden, Holding Company, CSI or any CSI Subsidiary after the Closing.

     (i) As of May 21, 1999, the amount required to fully repay and redeem all Holding Preferred Shares is $27,354,933, and the amount required to repay all JSD is $10,720,345. These are the same amounts to fully repay and redeem all such Holding Preferred Shares and JSD at Closing, except as reduced by the transactions contemplated by Schedule 8.2(e) and except as the amount for the Holding Preferred Shares increases by $9,737.82 per day and the amount for the JSD increases by $3,419.43 per day.

Section 4.7 Organization and Qualification of Holding Company, CSI and the CSI Subsidiaries; Officers, Charter and Bylaws. Except as set forth in Section 4.7 of the CSI Disclosure Schedule, each of Holding Company, CSI and the CSI Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Holding Company, CSI and the CSI Subsidiaries is qualified and in good standing in every jurisdiction where the failure to so qualify or be in good standing would be reasonably likely to have, individually or in the aggregate, a CSI Material Adverse Effect. Section 4.7 of the Disclosure Schedule lists the directors and officers of Holding Company, CSI and the CSI Subsidiaries. Holding Company or CSI has delivered to Belden correct and complete copies of the charter and bylaws of Holding Company, CSI and the CSI Subsidiaries (as amended to date).

Section 4.8 Financial Statements. Section 4.8 of the CSI Disclosure Schedule contains a true and correct copy of (a) the audited consolidated balance sheet of Holding Company and its direct and indirect Subsidiaries as of September 27, 1998, (b) the related audited statement of income and cash flows for the fiscal year then ended, (c) the unaudited consolidated balance sheet of Holding Company and its direct and indirect Subsidiaries as of March 28, 1999, and (d) the unaudited consolidated statements of income of Holding Company and its direct and indirect Subsidiaries for the six month period ended March 28, 1999 (collectively, the "Financial Statements"). The Financial Statements (including the notes thereto) present fairly in all material respects the consolidated financial position and results of operations of Holding Company and its direct and indirect Subsidiaries as of the date and for the periods specified therein, and have been prepared in accordance with GAAP consistently applied, except for any ordinary year-end adjustments and footnote disclosures with respect to the interim financial statements in clauses (c) and (d).

Section 4.9 Undisclosed Liabilities. Except as set forth in Section 4.9 to the CSI Disclosure Schedule, to CSI's Knowledge, Holding Company, CSI and the CSI Subsidiaries have no liabilities or obligations (whether secured or unsecured, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), which are not fully reflected or disclosed in the Financial Statements, except (a) those incurred in the Ordinary Course of Business since March 28, 1999, (b) those that may have arisen as a result of the execution, delivery and performance of this Agreement by Holding Company, (c) those arising pursuant to contractual obligations of Holding Company, CSI or the CSI Subsidiaries entered into in the Ordinary Course of Business, or (d) those that would not be reasonably likely to have, individually or in the aggregate, a CSI Material Adverse Effect.

Section 4.10 Absence of Certain Changes or Events. Except for the transactions contemplated by this Agreement or as disclosed in Section 4.10 of the CSI Disclosure Schedule or the Finan-cial Statements, since September 27, 1998, Holding Company, CSI and the CSI Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, and there has been no change which, individually or in the aggregate, would be reasonably likely to have a CSI Material Adverse Effect. Without limiting the generality of the foregoing, since that date, Holding Company, CSI and the CSI Subsidiaries have not, except as set forth in Section
4.10 of the CSI Disclosure Schedule:

     (a) except for the non-cash redemption of the Holding Preferred Shares to the extent specified in Schedule 8.2(e), declared, set aside, or paid any dividend or distribution with respect to their capital stock or redeemed, purchased or otherwise acquired any of their capital stock;

     (b) sold, leased, transferred, or assigned any of their assets, tangible or intangible (including without limitation making any payment) to (i) any Person referenced in the first sentence of Section 4.17 or to CSI's Knowledge to any Person referenced in the second sentence of
          Section 4.17 (other than to Holding Company, CSI or the CSI Subsidiaries), except as excluded from such Section 4.17 or as set out in Section 4.17 of the CSI Disclosure Schedule, or (ii) other than in the Ordinary Course of Business, to any other Person;

     (c) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving consideration of more than $1,000,000 per annum in the aggregate or outside the Ordinary Course of Business;

     (d) accelerated the terms of any obligations under, terminated, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), or any other party to such agreements, contracts, leases or licenses doing same, or entered into any modification of the material terms thereof, involving more than $1,000,000 per annum in the aggregate, to which Holding Company, CSI or any CSI Subsidiary is a party or bound, or constituting one of the AT&T Contracts;

     (e) made any capital expenditure (or series of related capital expenditures) involving more than $150,000 in the aggregate in excess of CSI's current capital expenditure budget;

     (f) made any capital investment in, any loan to, or any acquisition of the business (whether by merger, consolidation, purchase of assets or otherwise), securities or other equity interest of or in, any other Person (or series of related capital investments, loans, and acquisitions);

     (g) issued any note, bond, or other debt security or created, incurred, assumed, guaranteed or become responsible for any Funded Debt, other than borrowings under the CSI Credit Agreement;

     (h) created, incurred, assumed, guaranteed or become responsible for any capitalized lease obligation involving more than $50,000 individually or $100,000 in the aggregate, or created any overdraft balance with respect to any bank account outside the Ordinary Course of Business;

     (i) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

     (j) granted any license or sublicense of any rights under or with respect to any Intellectual Property, other than by operation of law arising from sales of inventory in the Ordinary Course of Business;

     (k) changed or authorized any change in their charter or bylaws or other constituent documents;

     (l) experienced any casualty damage, casualty destruction, or casualty loss (whether or not covered by insurance) to their property in excess of $250,000 in the aggregate;

     (m) entered into any employment or severance contract (other than unwritten employment arrangements terminable at will subject to CSI's severance policies) or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

     (n) granted any increase in the compensation of any employee of Holding Company, CSI or any CSI Subsidiary outside the Ordinary Course of Business;

     (o) granted any increase in the compensation of any director or officer of Holding Company, CSI or any CSI Subsidiary, or granted or paid any bonus to any such director or officer;

     (p) adopted or terminated any Plan, or amended or modified any such Plan except for amendments or modifications which are in the Ordinary Course of Business and not material, for the benefit of any of the directors, officers, or employees of Holding Company, CSI or any CSI Subsidiary;

     (q) made any other change in employment terms for any of the directors, officers, or employees of Holding Company, CSI or any CSI Subsidiary outside the Ordinary

          Course of Business;

     (r) made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; nor

     (s)  committed or agreed to any of the foregoing.

Section 4.11 Legal Proceedings. Except as set forth in Section 4.11 to the CSI Disclosure Schedule, there are no actions, suits, proceedings, charges, complaints, hearings or investigations of or in any court or quasi-judicial or administrative agency of any federal, provincial, state, local or foreign jurisdiction or before any arbitrator against Holding Company, CSI or any CSI Subsidiary pending or, to CSI's Knowledge, threatened, that would be reasonably likely to have, individually or in the aggregate, a CSI Material Adverse Effect, nor are there in effect any judgments, decrees, injunctions or orders against or enjoining Holding Company, CSI or any CSI Subsidiary in respect of, or the effect of which is to materially prohibit, restrict, or affect, any business practice or the acquisition of any property or the conduct of business.

Section 4.12 Employee Benefits.

     (a) Section 4.12(a) to the CSI Disclosure Schedule sets forth a true and complete list of each Plan.

     (b) Holding Company, CSI and the CSI Subsidiaries have previously made available to Belden or its representatives copies of (i) each of the Plans or summaries thereof, including all amendments thereto to date;
          (ii) the two most recent actuarial statements, if any, prepared for each Plan; (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Plan or related trust; (iv) the most recent determination letter received from the IRS, if any, for each Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; and (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Plan.

     (c) Except as set forth in Section 4.12(c) to the CSI Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured) with respect to current or former employees of Holding Company, CSI, any CSI Subsidiary or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, or (ii) retirement benefits under any "employee pension plan," as defined in section 3(2) of ERISA).

     (d) Each of the Plans is in material compliance with the terms thereof and with the requirements of any and all laws, orders, decrees, rules and regulations applicable to such Plan, including, but not limited to, ERISA and the Code. No Plan is subject to Title IV of ERISA. There are no material pending, or to CSI's Knowledge threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

     (e) No Plan is a "multiemployer pension plan" (as defined in section 3(37) of ERISA).

     (f) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and, to CSI's Knowledge, no event has occurred since the date of such determination that would adversely affect such determination.

Section 4.13 Properties, Contracts and Other Data.

     (a) Holding Company, CSI and the CSI Subsidiaries have good title to, or hold by valid lease or license, all of the assets, tangible and intangible, used by them, reflected on the March 28, 1999 balance sheet or acquired by them after the date hereof (other than assets disposed of as permitted by Section 4.10(b) and other than Intellectual Property which is covered by Section 4.20), free and clear of all Security Interests other than (i) Permitted Liens, and
          (ii) CSI Credit Agreement Liens which will be released in full at Closing in conjunction with the payment by Belden contemplated by clause (i) of Section 3.4. The CSI Credit Agreement Liens are set forth in Section 4.13(a) of the CSI Disclosure Schedule. Holding Company does not own or lease any real property or personal property (tangible or intangible) other than the stock of CSI, LoDan and the Minor Subsidiaries (which stock of LoDan and the Minor Subsidiaries is to be disposed of pursuant to the Closing condition appearing at
          Section 8.2(e)).

     (b) Without limiting subparagraph (a) above, CSI and the CSI Subsidiaries own and have good title in fee simple to the real property owned of record or beneficially by CSI or such CSI Subsidiary, as the case may be (the "Real Properties"), free and clear of all Security Interests, except for the matters set forth in the title policies related to the Real Properties attached to Section 4.13(b) of the CSI Disclosure Schedule and as set forth in Section 4.13(b) of the CSI Disclosure Schedule. Such Real Properties were conveyed to CSI or the CSI Subsidiaries (as the case may be) by special warranty deed. Title insurance held by CSI with respect to the Real Properties is attached to Section 4.13(b) of the CSI Disclosure Schedule, and such title insurance is still in effect. Except as set forth in Section 4.13(b) of the

          CSI Disclosure Schedule, neither CSI nor any CSI Subsidiary has received any written notice of condemnation or suspension of its right to use with respect to any of the Real Properties, none of the Real Properties is subject, to CSI's Knowledge, to condemnation proceedings, and there is not now pending or, to CSI's Knowledge, threatened, any governmental or regulatory action or action by a private party adverse to the uses contemplated for the Real Properties by CSI and the CSI Subsidiaries.

     (c) Section 4.13(c) of the CSI Disclosure Schedule lists the following contracts and agreements to which Holding Company, CSI or any CSI Subsidiary is a party as of the date hereof:

     (i) other than purchase orders in the Ordinary Course of Business or other contracts which are not material (such as service contracts providing CSI with telephone service or internet access), any contract or agreement with AT&T Corp. or Lucent Technologies Inc. (collectively the "AT&T Contracts");

     (ii) any contract or agreement (or series of related contracts or agreements) for the lease of personal property (other than capital leases) to or from any Person providing for lease payments in excess of $100,000 per annum, and any contract or agreement for the lease of real property to or from any Person;

    (iii) any contract or agreement (or series of related contracts or agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $1,000,000 per annum;

     (iv) any contract or agreement concerning a partnership or joint venture;

     (v) any contract or agreement under which Holding Company, CSI or any CSI Subsidiary has created, incurred or assumed any Funded Debt or any capitalized lease obligation, other than capital leases with annual payments not in excess of $100,000 per annum;

     (vi) any contract or agreement relating to placing a Security Interest on any of the assets of Holding Company, CSI or any CSI Subsidiary, other than Permitted Liens;

    (vii) any guaranty, performance bond, letter of credit or indemnification agreement given or entered into by Holding Company, CSI or any CSI Subsidiary with respect to Funded Debt, including without limitation such Funded Debt in connec-
                                       24
          tion with obligations the principal obligor in respect of which is not Holding Company, CSI or any CSI Subsidiary;

   (viii) any contract or agreement outside the Ordinary Course of Business concerning confidentiality, or any contract or agreement containing any noncompetition provision, any non-solicitation of employees provision restricting CSI or any CSI Subsidiary, or any earn-out provision; and

     (ix) except for contracts or agreements cancellable by CSI or Holding Company with 90 days' notice or less without penalty or payment, any other contract or agreement (or series of related contracts or agreements) the performance of which involves consideration in excess of $1,000,000 per annum.

     (d) Holding Company or CSI has delivered or made available to Belden a correct and complete copy of each written contract or agreement (as amended to date) listed in Section 4.13(c) of the CSI Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4.13(c) of the CSI Disclosure Schedule. Except as set forth in Section 4.13(d) of the CSI Disclosure Schedule, with respect to each such contract or agreement required to be listed on Section 4.13(c) of the CSI Disclosure Schedule, other than those which have expired or been completed by their terms prior to Closing: (i) the contract or agreement is legal, valid, binding and enforceable against Holding Company, CSI and the CSI Subsidiaries, and to CSI's Knowledge against the other parties thereto, and in full force and effect; (ii) Holding Company, CSI and the CSI Subsidiary, as the case may be, are not in material breach or default, and to CSI's Knowledge no other party is in material breach or default, and no event has occurred (with respect to other parties, to CSI's Knowledge) which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the contract or agreement; and (iii) neither CSI, Holding Company nor the CSI Subsidiaries, nor to CSI's Knowledge any other party, has repudiated or threatened to cancel, terminate or amend, such contract or agreement.

Section 4.14 Certain Tax Matters. Except as set forth in Section 4.14(a), (b),
(c), or (d) (as the case may be) of the CSI Disclosure Schedule:

     (a) giving effect to all extensions obtained, each of Holding Company, CSI and the CSI Subsidiaries has timely filed (or there has been timely filed on its behalf) all Tax Returns required to be filed by it, and all such Tax Returns are complete in all material respects, has paid (or there has been paid on its behalf) all Taxes shown thereon to be due, other than such Taxes as are being contested in good faith, and has established reserves (current and deferred) in accordance with generally ac-cepted accounting principles for the payment of all Taxes for periods subsequent to the periods covered by such Tax Returns;

     (b) no material deficiency, assessment or other formal claim for any material Taxes has been asserted by a Tax authority against Holding Company, CSI or any of the CSI Subsidiaries that has not been fully paid, accrued or finally settled;

     (c) none of Holding Company, CSI or any of the CSI Subsidiaries has been notified that any Tax Returns are currently the subject of any audit or other administrative proceeding or court proceeding ("Audit") by any Tax authority, and a list of Audits completed, or commenced and not yet completed, with respect to Holding Company, CSI and the CSI Subsidiaries is set forth in Section 4.14 of the CSI Disclosure Schedule; and

     (d) no extension, waiver or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of Holding Company, CSI or any of the CSI Subsidiaries and is currently in effect.

Section 4.15 Compliance with Laws. Except as set forth in Section 4.15 of the CSI Disclosure Schedule, to CSI's Knowledge, each of Holding Company, CSI and the CSI Subsidiaries:

     (a) except to the extent failure to comply would not be reasonably likely to have, individually or in the aggregate, a CSI Material Adverse Effect, is and has been in compliance with all laws, regulations, reporting, licensing and permit requirements, and orders applicable to its business or employees conducting its business;

     (b) has received no notification or communication from any agency or department of any federal, state, local or foreign government or any regulatory authority or the staff thereof (i) asserting that Holding Company, CSI or any CSI Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or regulatory authority enforces, or (ii) threatening to revoke any license, franchise, permit, or governmental authorization, which in the case of (i) or (ii) is material to the conduct of CSI's business and remains unresolved; and

     (c) is not a party to any written order, decree, agreement or memorandum of understanding with, or a commitment letter or similar submission to, or a recipient of any extraordinary supervisory letter from, any federal, state or local governmental agency or authority which restricts in any material respect the conduct of business of Holding Company, CSI or any CSI Subsidiary; nor has Holding Company, CSI or any CSI Subsidiary been advised by any such regulatory authority that such authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission which would restrict in any material respect the conduct of the business of Holding Company, CSI or any CSI Subsidiary.

Section 4.16 Environmental Laws. Except as set forth on Section 4.16 of the CSI Disclosure Schedule or in any environmental reports or studies provided to Belden or to which Belden has been given access under Section 4.16(e), and except as would not be reasonably likely to have, individually or in the aggregate, a CSI Material Adverse Effect:

     (a) the facilities and properties owned, leased or operated by Holding Company, CSI or any CSI Subsidiary (the "Properties"), all operations and activities conducted by Holding Company, CSI or any CSI Subsidiary at the Properties, and to CSI's Knowledge all conditions at the Properties are and have been in compliance with all Environmental Laws;

     (b) none of Holding Company, CSI or any CSI Subsidiary has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or under Environmental Laws with regard to any of the Properties or the business operated by Holding Company, CSI or any CSI Subsidiary (the "Business"), nor, to CSI's Knowledge, are there any facts that could lead to such notice of violation, alleged violation, non-compliance, liability or potential liability;

     (c) Holding Company, CSI and the CSI Subsidiaries have obtained all permits required under applicable Environmental Laws necessary for the current operation of the Business, and currently are in compliance with all terms and conditions of such environmental permits;

     (d) no judicial proceeding or governmental or administrative action is pending or to CSI's Knowledge threatened, under any Environmental Law, to which Holding Company, CSI or any CSI Subsidiary is or is reasonably likely to be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders issued against or with respect to Holding Company, CSI or any CSI Subsidiary under any Environmental Law with respect to the Properties or the Business; and

     (e) access to all Phase II and material Phase I Environmental Site Assessments, and any other environmental reports or studies, prepared after October 6, 1995 by or on behalf of Holding Company, CSI or any CSI Subsidiary, with respect to the Properties, has been provided to representatives of Belden. Those Properties for which no Phase I Environmental Assessments have been prepared are set forth in Section 4.16 of the CSI Disclosure Schedule.

Holding Company's sole representations with respect to environmental matters are set forth in this Section 4.16. To the extent representations in other sections of this Agreement could also apply to environmental matters including, but not limited to, matters related to, arising under or concerning Environmental Laws, such representations shall be construed to exclude all environmental matters and to apply to matters other than environmental matters.

Section 4.17 Affiliate Transactions. Except as set forth in Section 4.17 to the CSI Disclosure Schedule, there has been no transaction or agreement within the past twelve months, is no transaction or agreement and no transaction or agreement is now proposed, to which Holding Company, CSI or any CSI Subsidiary was, is or is to be a party to which another party is (i) CSH, CVC, any other Ultimate Owner, LoDan, IPC, gComData or any of the Minor Subsidiaries, or (ii) any director or officer of Holding Company, CSI, any CSI Subsidiary, CSH, any Ultimate Owner other than CVC, LoDan, gComData, any of the Minor Subsidiaries or, to CSI's Knowledge, of CVC or IPC. Except as set forth in Section 4.17 to the CSI Disclosure Schedule, to CSI's Knowledge, there has been no transaction or agreement within the past twelve months, is no transaction or agreement and no transaction or agreement is now proposed, to which Holding Company, CSI or any CSI Subsidiary was, is or is to be a party to which another party is any Affiliate of (or of a director or officer of) Holding Company, CSI, any CSI Subsidiary, CSH, CVC, any other Ultimate Owner, LoDan, IPC, gComData or any of the Minor Subsidiaries (other than Holding Company, CSI or any CSI Subsidiary). Excluded from the representations and warranties in this Section 4.17 are, subject to the limitations in Section 4.10 and 6.2, (a) payments and benefits to employees of Holding Company, CSI or any CSI Subsidiary pursuant to employment relationships and benefit plans in the Ordinary Course of Business, (b) fees and expenses paid to the directors of Holding Company, CSI or any CSI Subsidiary relating to such Persons' duties as a director of such entities in the Ordinary Course of Business, in the amounts disclosed in Section 4.17 of the CSI Disclosure Schedule, (c) Intercompany Advances in the Ordinary Course of Business, and (d) the divestitures contemplated by the Closing condition appearing at Section 8.2(e) to the extent specified in Schedule 8.2(e). Section
4.17 of the CSI Disclosure Schedule sets forth the CSI Group Advances and CSI Group Receipts, by business, using April 23, 1999 as the end of the period included in such definitions.

Section 4.18 Labor and Employment Matters.

     (a) Except as set forth in Section 4.18(a) of the CSI Disclosure Schedule, there is no collective bargaining agreement, other labor agreement, or employment, severance or retention agreement to which Holding Company, CSI or any CSI Subsidiary is a party or by which it is bound, other than unwritten "at will" employment arrangements.

     (b)  Except as set forth in Section 4.18(b) of the CSI Disclosure Schedule,
          (i) no labor union or organization has been certified or recognized as a representative of any employees of Holding Company, CSI or any CSI Subsidiary, (ii) to CSI's Knowledge, there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Holding Company, CSI or any CSI Subsidiary, labor strikes, arbitrations or labor grievances or difficulties, except where no CSI Material Adverse Effect would be reasonably likely to result, (iii) to CSI's Knowledge no such activities have occurred during the past twelve months, and
          (iv) to CSI's Knowledge, none of Holding Company, CSI or any CSI Subsidiary has committed any material unfair labor practice in the past year.

     (c) As of the date hereof, to CSI's Knowledge, no executive or key employee of CSI has given notice that he or she plans to terminate employment with CSI during the next twelve months. As used in the preceding sentence, "key employee" means Peter Woog, all employees who report directly to Peter Woog and all employees who report directly to the direct reports of Peter Woog.

     (d) As of April 21, 1999, Section 4.18(d) of the CSI Disclosure Schedule lists all employees of Holding Company, CSI or any CSI Subsidiary who were not then at work because of extended illness, disability or other leave of absence.

Section 4.19 Insurance. Section 4.19 of the CSI Disclosure Schedule sets forth all of Holding Company's and CSI's material insurance contracts. To CSI's Knowledge, there is no pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.

Section 4.20 Intellectual Property.

     (a) The CSI Subsidiaries neither own nor use any material Intellectual Property.

     (b) To the actual knowledge of Peter Woog, Bill Duckworth and Bob Schwartz, except as set forth in Section 4.20(b) of the CSI Disclosure Schedule, neither Holding Company nor CSI has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and neither Holding Company nor CSI has received any complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To CSI's Knowledge, except as set forth on Section 4.20(b) of the CSI Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any material Intellectual Prop-erty rights of Holding Company or CSI in any material respect.

     (c) Section 4.20(c) of the CSI Disclosure Schedule contains a complete and accurate list of all patents, patent applications, and registrations and applications for registration of trademarks, service marks, trade names, industrial designs, copyrights, mask works, trade dress and domain names owned (or, in the case of applications, submitted) by Holding Company or CSI and used by Holding Company or CSI in the conduct of their business, and identifies each material license, sublicense, agreement, or other permission which Holding Company or CSI has granted to any third party with respect to any of its owned Intellectual Property. Holding Company or CSI has delivered or made available to Belden correct and complete copies of all such patents, patent applications, registrations, applications, licenses, sublicenses, agreements and permissions (as amended to date). With respect to each such item of owned Intellectual Property, except as set forth in Section 4.20(c)(i) of the CSI Disclosure Schedule:

          (i) Holding Company or CSI, as the case may be, possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

          (ii) the item is not subject to any outstanding injunction, judgment, judicial order, judicial decree, or judicial ruling; and

         (iii) no action, suit, judicial proceeding, judicial hearing, complaint, claim, or demand is pending or, to CSI's Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

     (d) Section 4.20(d) of the CSI Disclosure Schedule identifies each material license, sublicense, agreement, or other permission pertaining to Intellectual Property that any third party owns and that Holding Company or CSI uses in the operation of its business. Holding Company or CSI has delivered or made available to Belden correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth in Section 4.20(d)(i) of the CSI Disclosure Schedule, with respect to each license, sublicense, agreement or other permission required to be identified in Section 4.20(d) of the CSI Disclosure Schedule, and with respect to the SAP Software License:

          (i) to CSI's Knowledge, the license, sublicense, agreement, or permission is legal, valid, binding, enforceable, and in full force and effect in all material respects;

          (ii) to CSI's Knowledge, no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

         (iii) neither Holding Company nor CSI has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

Section 4.21 Inventory. To CSI's Knowledge, as of the date hereof, CSI's inventory, net of reserves, on the March 28, 1999 balance sheet included in the Financial Statements is presented fairly on such balance sheet in accordance with generally accepted accounting principles and consists of raw materials, work in process, and finished goods.

Section 4.22 Notes and Accounts Receivable. To CSI's Knowledge, as of the date hereof, the notes and accounts receivable net of reserves for bad debts, as set out in the March 28, 1999 balance sheet included in the Financial Statements, are presented fairly on such balance sheet in accordance with generally accepted accounting principles.

Section 4.23 Product Warranty. To CSI's Knowledge, as of the date hereof, the warranty reserve reflected in the March 28, 1999 balance sheet included in the Financial Statements is presented fairly on such balance sheet in accordance with generally accepted accounting principles. Section 4.23 of the CSI Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Holding Company's or CSI's business (containing applicable guaranty, warranty, and indemnity provisions).

Section 4.24 Product Liability. Except as described in Section 4.24 of the CSI Disclosure Schedule, to CSI's Knowledge, as of the date hereof, none of Holding Company, CSI or CSI Subsidiary has received notice of any material liability arising out of any injury to individuals or damage to property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by such parties, which is not covered by insurance (except for any deductible). To CSI's Knowledge, neither Holding Company, CSI nor its Subsidiaries has been served in the past with any action or suit alleging exposure to asbestos-containing products, nor are any such actions or suits pending or threatened.

Section 4.25 Customers. As of the date hereof, to CSI's Knowledge, no material customer of CSI's business has notified CSI that it intends to stop purchasing products of CSI's business as a result of the completion of the transactions contemplated by this Agreement.

Section 4.26 Bank Accounts; Affiliates. Section 4.26 of the CSI Disclosure Schedule lists the name and address of each bank in which Holding Company, CSI or a CSI Subsidiary has an ac-count or safe deposit box, the number of such accounts or deposit boxes, and the names of all Persons authorized to draw thereon or to have access to. To the extent not otherwise listed in Section 4.17 of the CSI Disclosure Schedule,
Section 4.26 of the CSI Disclosure Schedule also lists all services which CSH or its Affiliates (other than Holding Company, CSI or any CSI Subsidiary) presently provides to Holding Company, CSI or any CSI Subsidiary, or vice versa.

Section 4.27 Prepayment Amount. The Prepayment Amount constitutes the proceeds realized from the sale of the IPC shares less $44,643 in fees associated with such sale, of which proceeds $15,996,647 was paid on account of principal, interest and breakage fees of Funded Debt under the CSI Credit Agreement. No additional fees or charges beyond $44,643 have been paid or are payable by Holding Company, CSI or any CSI Subsidiary in connection with the sale of the IPC shares.

Section 4.28 Trade Payables. As of the Closing Date, trade payables of Holding Company, CSI and the CSI Subsidiaries which are overdue by more than 45 days do not exceed $100,000 in the aggregate (except for items disputed in good faith).


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BELDEN

Belden represents and warrants to the Shareholders that the statements contained in this Article V are true and correct as of the date of this Agreement, except as set forth in the Belden Disclosure Schedule attached to this Agreement (the "Belden Disclosure Schedule"). The Belden Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article V.

Section 5.1 Organization. Belden and Merger Sub are each a corporation duly organized, validly existing and in good standing under the laws of Delaware and each has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 5.2 Authority; Enforceability. Each of Belden and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery by Belden and Merger Sub of this Agreement and the consummation by Belden and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Belden and Merger Sub. No other corporate proceedings on the part of Belden or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Belden and Merger Sub of the transactions contemplated hereby or the performance of their obligations hereunder. This Agreement has been duly executed and delivered by Belden and Merger Sub and is a valid and binding agreement of Belden and Merger Sub, enforceable against Belden and

Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equity principles.

Section 5.3 Non-Contravention. Except as set forth in Section 5.3 of the Belden Disclosure Schedule, the execution and delivery by each of Belden and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and the performance of the obligations which it is obligated to perform hereunder will not, (a) violate any provision of the Certificate of Incorporation or By-Laws of Belden or Merger Sub or (b) subject to the approvals required as set forth in Section 5.4, violate or conflict with any applicable law or legal restriction to which Belden or Merger Sub is subject which would prevent or significantly restrict or delay the consummation of the transactions contemplated hereby.

Section 5.4 Consents. Except for filings under the HSR Act, and as set forth in
Section 5.4 of the Belden Disclosure Schedule, no Consent which has not been obtained or made is required for or in connection with the execution and delivery of this Agreement by Belden and Merger Sub and the consummation by such Parties of the transactions contemplated hereby and the performance by such Parties of their obligations hereunder, other than those Consents, the failure of which to obtain, individually or in the aggregate, would not be reasonably likely to have a Belden Material Adverse Effect.

Section 5.5 Disputes with Lucent. To the actual knowledge of the officers of Belden, there is no dispute with Lucent Technologies or its predecessor business unit with AT&T Corp. that would be reasonably likely to have a Belden Material Adverse Effect.

                                   ARTICLE VI
                              PRE-CLOSING COVENANTS

Section 6.1 General. Except as otherwise provided, each Party will, acting diligently and in good faith, use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article VIII below).

Section 6.2 Conduct of Business by CSI; Transfers of Shares. (i) Except as disclosed in Section 6.2 of the CSI Disclosure Schedule, during the period from the date hereof to the Closing Date, Holding Company agrees to cause the business of Holding Company, CSI and the CSI Subsidiaries to be operated in the Ordinary Course of Business. Except as disclosed in Section 6.2 of the CSI Disclosure Schedule, without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, without the prior written consent of Belden:

     (a) Holding Company will not permit Holding Company, CSI or any CSI Subsidiary to engage in any matter described in Section 4.10 (a)-(s) other than with respect to items under sub-parts (c), (d), (e), (l) and any commitments or agreements under sub-part (s) with respect to the foregoing sub-parts (c), (d), (e) or (l) (it being understood that Belden may not unreasonably withhold its consent with respect to item
          (j));

     (b) Holding Company will use commercially reasonable efforts to cause (i) the business of CSI and the CSI Subsidiaries to remain intact and to keep available to Belden the opportunity to retain the services of the present employees of CSI and the CSI Subsidiaries and (ii) the goodwill of the customers of CSI and the CSI Subsidiaries and others having business relations with CSI and the CSI Subsidiaries to be preserved; and

     (c) Holding Company will cause Holding Company, CSI and the CSI Subsidiaries to use commercially reasonable efforts to comply with all legal requirements applicable to them and to the conduct of their respective businesses except to the extent the failure to comply would not be reasonably likely to have, individually or in the aggregate, a CSI Material Adverse Effect.

(ii) CSH and each of the other Holding Company shareholders agrees that during the period from the date hereof to the Closing Date, it will not transfer or sell, or permit a Security Interest to attach to, any of the Shares owned by it, except for involuntary transfers and liens by individual shareholders.

(iii) Holding Company agrees that during the period from the date hereof to the Closing Date, it will not (a) issue any Holding Company capital stock other than Additional Option/Warrant Shares issued to Ultimate Owners up to a maximum amount of 57,366.666 shares of Holding Class A Common Stock or Holding Class B Common Stock; (b) issue or amend the terms or conditions of any Options, Warrants or preferred stock; or (c) permit CSI or any CSI Subsidiary to issue any capital stock.

Section 6.3 Investigation. Holding Company shall afford to Belden's officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date or the date of termination of this Agreement, to Holding Company's, CSI's and the CSI Subsidiaries' properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it during such period, and shall use its reasonable best efforts to cause its representatives to furnish promptly to Belden's representatives such additional financial and operating data and other information as to Holding Company's, CSI's and the CSI Subsidiaries' businesses and properties as

Belden or its duly authorized representatives may from time to time reasonably request in writing; provided, however, that (i) nothing herein shall require CSH or any of its Affiliates to disclose any information to Belden if such disclosure would cause competitive harm to such disclosing party (in such party's reasonable judgment) or its Affiliates if the transactions contemplated by this Agreement are not consummated, or would be in violation of applicable laws or regulations of any governmental entity and (ii) nothing herein shall be deemed to permit Belden or its representatives to conduct any environmental sampling or testing on the properties of Holding Company, CSI or any CSI Subsidiary without Holding Company's prior written consent. Belden will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between Belden and Holding Company, dated as of November 10, 1998 (the "Confidentiality Agreement").

Section 6.4 Approvals and Consents; Cooperation; Notification.

     (a) The Parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers required in order to consummate the transactions contemplated by this Agreement.

     (b) The Parties shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice and any other governmental entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental entity in connection therewith.

     (c) Each Party shall promptly inform the others of any material communication from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other government authority regarding any of the transactions contemplated hereby. Each Party will advise the others promptly in respect of any understandings, undertakings or agreements (oral or written) which such Party proposes to make or enter into with the U.S. Federal Trade Commission, the U.S. Department of Justice or any other government authority in connection with the transactions contemplated hereby.

Section 6.5 Exclusivity.

     (a) Throughout the period beginning on the date hereof and ending on the earlier of the Closing Date and the date of termination of this Agreement, except for the

          LoDan, gComData and Minor Subsidiaries divestitures pursuant to
          Schedule 8.2(e), CVC and CSH will not (and will cause their Affiliates not to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person other than Belden relating to any
          (A) liquidation, dissolution or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of a substantial portion of the assets, or (D) similar transaction or business combination involving CSI's business or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person other than Belden to do or seek any of the foregoing.

     (b) Throughout the period beginning on the date hereof and ending on the earlier of the Closing Date and the date of the termination of this Agreement, subject to the fiduciary obligations imposed by Delaware law on its Board of Directors and officers, Belden will not (and will cause its Affiliates not to) (i) solicit, initiate or encourage the submission of any proposal or offer from, or engage in any discussions with, any Person relating to the acquisition (by merger, consolidation or other business combination transaction) of all or substantially all of the assets or a majority of the stock of General Cable, Superior Cable or Cable Design Technologies or, except to defend against a hostile takeover attempt, the acquisition of Belden or substantially all of its assets by any such Person or (ii) participate in or facilitate in any other manner any effort or attempt by any such Person to do or seek any of the foregoing.

Section 6.6 Certain Closing Conditions. Holding Company will cause the Closing conditions appearing at Sections 8.2(e), (f) and (i) to be satisfied at Closing.


                                   ARTICLE VII
                             POST-CLOSING COVENANTS

Section 7.1 Public Announcements. No Party shall issue any press release or make any public announcement (including filings with the Securities and Exchange Commission or the New York Stock Exchange) relating to the subject matter of this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties; provided, however, that any Party may make any public disclosure that is required by applicable law or any stock exchange rule or regulation, if such disclosing Party uses commercially reasonable efforts to provide to the other Parties prior to such public disclosure (i) advance notice of the proposed disclosure and (ii) draft copies of the proposed disclosure, and such disclosing Party reasonably accommodates the other Parties' comments to such disclosure.

Section 7.2 Expenses. All out-of-pocket transaction costs and expenses ("Transaction Expenses") incurred by Belden or its Affiliates in connection with this Agreement and the transactions contemplated hereby, whether or not this Agreement is consummated, shall be paid by Belden, and all Transaction Expenses incurred by CSH, CSI, Holding Company, CVC, the other Ultimate Owners, or their Affiliates, in connection with this Agreement and the transactions contemplated hereby, whether or not this Agreement is consummated, shall be paid by CSH, CVC and the other Ultimate Owners as such Parties may agree; provided that CSI shall pay all legal fees and related expenses which CSI or Holding Company incurs in connection with this Agreement after November 10, 1998 (the date of the Confidentiality Agreement between Belden and Holding Company) up to an aggregate amount not to exceed $250,000. Belden shall be solely responsible for any payments required to be made to Goldman, Sachs & Company, whom Belden has engaged in connection with the transactions contemplated by this Agreement. Nothing in this Section 7.2 is intended to limit the rights of the Parties hereto under Section 9.2.

Section 7.3 Employment Matters.

     (a) Belden agrees that individuals who are employed by Holding Company, CSI or any CSI Subsidiary immediately prior to the Closing Date shall remain employees, immediately following the Closing, of Holding Company, CSI or such CSI Subsidiary, as the case may be (each such employee, an "Affected Employee"). However, nothing in this Section
          7.3 (a) shall limit or otherwise restrict the ability of Holding Company, CSI or their Affiliates to terminate, lay-off or reduce the work hours with respect to the employment of any Affected Employees following their initial continued employment following the Closing, subject to Section 7.3(c), applicable law and any collective bargaining agreement.

     (b) Belden will honor the Plans in accordance with their terms as in effect on the date of this Agreement, subject to its right to terminate or modify the Plans in accordance with applicable law and the terms of the Plans. Further, Belden guaranties to those CSI employees who are beneficiaries or participants under the Cable Systems Holding Company Benefits Protection Trust Agreement the payment and performance of all obligations of CSI and Holding Company with respect to the "Plans" as defined in such Trust Agreement.

     (c) Belden shall honor the obligations of Holding Company or CSI under any severance agreement, retention agreement, employment agreement or any severance or retention provision of any employment agreement set forth in Section 4.18 of the Disclosure Schedule.

     (d) Belden acknowledges that Peter Woog and Bruce Burkett may, notwithstanding the terms of their employment agreements with Holding Company and CSI, continue to be involved in other activities on behalf of Citicorp such as LoDan, gComData and possibly other CVC portfolio companies, provided that such activities do not materially impair their ability to perform any employment responsibilities for Holding Company, CSI or the CSI Subsidiaries.

Section 7.4 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, any of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article X below). CSH, CVC and the other Ultimate Owners acknowledge and agree that from and after the Closing, Belden will be entitled to possession of all documents, books, records, agreements and financial data of Holding Company, CSI and the CSI Subsidiaries.

Section 7.5 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving Holding Company, CSI or the CSI Subsidiaries, each of the other Parties will reasonably cooperate with such Party in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article X below).

Section 7.6 Confidentiality. CSH, CVC, the other Ultimate Owners and their Affiliates (collectively, "the CSH Group") will treat and hold as such all confidential information of Holding Company, CSI or the CSI Subsidiaries, and refrain from using any of such confidential information except in connection with this Agreement. In the event that any of the CSH Group is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such confidential information, the CSH Group will use reasonable efforts to notify Belden promptly of the request or requirement so that Belden may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6. The foregoing provisions shall not apply to any confidential information which is generally available to the public immediately prior to the time of disclosure.

Section 7.7 Consents. As soon as practicable after the execution of this Agreement, Holding

Company will make commercially reasonable efforts (not including the payment of money unless Belden gives its prior written consent) to obtain the consents and agreements of all parties necessary to authorize, approve, or permit the continuing full effectiveness and enforceability of each material contract or agreement of Holding Company, CSI or any CSI Subsidiary that requires such consent or agreement as a condition to remaining in effect as a result of, or becomes terminable or terminates as a result of, the transactions contemplated hereby. After the Closing, CVC will continue to make such commercially reasonable efforts to the extent it was instrumental in securing or maintaining the contract or agreement to which the consent or agreement relates.

Section 7.8 Ultimate Owner List. At Closing, each Ultimate Owner will furnish Belden with its name and address. Each Ultimate Owner will provide prompt notice to Belden of any change of address.

Section 7.9 D&O Insurance. At Closing, Belden will furnish the Ultimate Owner Representative with a copy of its "D&O" Insurance policy.

Section 7.10 Intercompany Advances. Holding Company will not permit any Intercompany Advances to be made after the close of business on the business day before Closing. As of the Closing and upon payment of the Equity Payment by Belden pursuant to Section 3.2, all liabilities and obligations arising from Intercompany Advances that were made before the close of business on the business day before Closing are to be deemed settled and discharged in full, except for intercompany debt of LoDan that is transferred as provided by
Schedule 8.2(e). Holding Company will provide to Belden on the business day before Closing a schedule showing the CSI Group Advances and CSI Group Receipts, in reasonable detail.

Section 7.11 Notice Requirement for Liquidation. CVC agrees that for a period of five years after the Closing Date, it will not liquidate, dissolve, wind up its affairs or voluntarily file for bankruptcy or bankruptcy reorganization unless it shall have given Belden thirty (30) days' prior written notice of any such action, so as to enable Belden to protect its rights hereunder.


                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each Party to effect the transactions contemplated by this Agreement are subject to the satisfaction or, where permissible, waiver at or prior to the Closing, of each of the following conditions:

     (a) none of Holding Company, CSI, any CSI Subsidiary, Belden or Merger Sub shall be subject to any effective order, decree, ruling or other action of a court of com-petent jurisdiction which restrains, delays or otherwise prohibits the transactions contemplated by this Agreement;

     (b)  the Escrow Agreement shall have been signed by all parties thereto;
          and

     (c) any waiting period applicable to the consummation of this Agreement under the HSR Act and all applicable pre-merger laws of other countries shall have expired or been terminated.


Section 8.2 Conditions to the Obligations of Belden and Merger Sub to Effect the Merger. The obligations of Belden and Merger Sub to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) The representations and warranties of Holding Company set forth in this Agreement, without taking into account any qualifications as to materiality contained in such representations and warranties, shall be true and correct when made (other than the representation and warranty set out in Section 4.28 which shall be true and correct as of the Closing Date) and as of the Closing Date (other than any representations or warranties set out in Sections 4.13(c), 4.18(c), 4.18(d), 4.21, 4.22, 4.25, the fourth sentence of 4.3, the first sentence of 4.23 and the first sentence of 4.24, which shall be true and correct as of the date of this Agreement (or in the case of Section 4.18(d) as of the date indicated), and in Section 4.6 and 4.27, which are addressed in Section 8.2(b) below), and Holding Company, CSH, CVC and the other Ultimate Owners shall have performed the obligations to be performed by each under this Agreement prior to the Closing Date (other than the obligations under Section 6.2(ii) and (iii) which are addressed in Section 8.2(b) below), except where the failure to be so true and correct, and all failures to perform and comply with such obligations (without taking into account any qualifications as to materiality contained in such representations, warranties, covenants and agreements), would not be reasonably likely to have, individually or in the aggregate, a CSI Material Adverse Effect, and provided that Holding Company shall not be deemed to be in breach of any of such representations or warranties for purposes of this Section 8.2(a) by taking any action expressly disclosed in
          Section 6.2 of the CSI Disclosure Schedule.

     (b) The representations and warranties of Holding Company set forth in Sections 4.6 and 4.27 shall be true and correct when made and as of the Closing Date, except to the extent the representations and warranties in Section 4.6 are made as of a specific date, which shall be true and correct as of such date, and Holding Company, CSH, CVC and the other Ultimate Owners shall be in compliance with Sec-tion 6.2(ii) and (iii) prior to the Closing Date.

     (c) Belden shall have received a certificate to the effect that the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(e) and 8.2(f) have been satisfied, and except for changes resulting from taking any action expressly disclosed in Section 6.2 of the CSI Disclosure Schedule, that the representations and warranties of Holding Company set forth in this Agreement are true and correct as of the Closing Date, other than to the extent any representations or warranties set out in Sections 4.3, 4.6, 4.13(c), 4.18(c), 4.18(d), 4.21, 4.22, 4.23,
          4.24 and 4.25 are limited to the date hereof or for Sections 4.6(i) and 4.18(d) to another specific date, signed on behalf of Holding Company by an officer of Holding Company (the "Closing Certificate"). Any information delivered by Holding Company to Belden prior to the Closing Date for attachment to the CSI Disclosure Schedule to bring down the representations and warranties contained herein to reflect changes or events that occur after the date hereof shall supplement or update the CSI Disclosure Schedule, but solely for determining if any representation or warranty set forth in this Agreement is true and correct as of the Closing Date for purposes of the closing condition in this Section 8.2(c) and for purposes of Belden's ability to seek indemnification under Article X based on the Closing Certificate (it being understood that the supplemented or updated CSI Disclosure Schedule shall not be used for determining if any representation or warranty set forth in this Agreement shall have been true and correct on the date hereof, and further that the updating or supplementing of the CSI Disclosure Schedule shall not limit or affect Belden's rights under the closing conditions contained in Section 8.2(a)).

     (d) Belden shall have received an opinion from Dechert Price & Rhoads, counsel to Holding Company, in the form attached as Schedule 8.2(d).

     (e) Holding Company and CSI shall have completed the transactions to divest LoDan, gComData and the Minor Subsidiaries (it being understood that any transaction in connection with matters noted in this condition shall be substantially in accordance with the transactions described in Schedule 8.2(e) or as otherwise agreed in advance by Belden, which approval shall not be unreasonably withheld).

     (f) Holding Company, CSI and the CSI Subsidiaries shall not have any liability or obligation for Funded Debt at Closing other than under the CSI Credit Agreement or with respect to the JSD.

     (g) CSH shall have provided written evidence reasonably satisfactory to Belden of the CSI Credit Agreement Releases being signed and ready to deliver to Belden at Closing upon payment of the amounts under the CSI Credit Agreement pursuant to clause (i) of Section 3.4, and Belden shall have received a customary letter from the Lenders under the CSI Credit Agreement containing payoff amounts and reasonable assurance covenants in favor of Belden.

     (h) Belden shall have received, at least one business day prior to the Closing Date, a certificate signed on behalf of Holding Company by an officer of Holding Company certifying the amount of the payments to be made by Belden under each of clauses (ii) and (iii) of Section 3.4 at Closing.

     (i) The Equity Payment shall be greater than $2,500,000, and the Per Option/Warrant Amount for each Option or Warrant outstanding immediately prior to the Closing Date shall be a positive number.

     (j) No shareholder of Holding Company shall have asserted any dissenter's rights under the DGCL.

Section 8.3 Conditions to the Obligations of Holding Company to Effect the Merger. The obligations of the Holding Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) The representations and warranties of Belden set forth in this Agreement (without taking into account any qualifications as to materiality contained in such representations and warranties) shall be true and correct when made and as of the Closing Date, and Belden and Merger Sub shall have performed the obligations to be performed by each under this Agreement prior to the Closing Date, except where the failure to be so true and correct, and all failures to perform and comply with such obligations (without taking into account any qualifications as to materiality contained in such representations, warranties, covenants and agreements), would not be reasonably likely to have, individually or in the aggregate, a Belden Material Adverse Effect.

     (b) CSH shall have received a certificate to the effect that the conditions set forth in the foregoing clause (a) have been satisfied, signed by an officer of Belden.

     (c) CSH shall have received an opinion from Kevin Bloomfield, General Counsel of Belden, in form attached as Schedule 8.3(c).

                                   ARTICLE IX
                          TERMINATION; NON-CONSUMMATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a)  by mutual agreement of all of the Parties;

     (b) by CVC or Belden upon notice given to the other in the event that the other shall, contrary to the terms of this Agreement, fail or refuse to consummate the transactions contemplated hereby or to otherwise be in material breach of this Agreement, after affording such defaulting party a thirty-day period after notice in which to cure;

     (c) by CVC or Belden upon notice given to the other if the Closing shall not have taken place on or before 90 days after the date hereof (or such later date as CVC and Belden shall have agreed); provided that the failure of the Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties hereunder of the Party seeking such termination, and provided further that if the Closing has not taken place due solely to the fact that the waiting period under the HSR Act shall not have expired or been terminated, the 90 days referred to above may be extended at the option of either CVC or Belden for an additional 60 days; or

     (d) by CVC or Belden upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a permanent order enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order shall have become final and nonappealable.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become wholly void and of no further force and effect and, other than in the event of a termination pursuant to Section 9.1(b), there shall be no liability on the part of any of the Parties hereto or their respective officers or directors. In the event of the termination of this Agreement pursuant to Section 9.1(b) on account of a willful breach of this Agreement, the terminating Party shall be indemnified by the other Party for any or all damages, costs and expenses sustained or incurred as a result of such willful breach. The terms of this Agreement shall survive any such termination. The terms of the Confidentiality Agreement between Belden and Holding Company, dated November 10, 1998, shall survive according to the terms contained therein, notwithstanding the termination of this Agreement.

                                    ARTICLE X
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties and Agreements.

     (a) The representations and warranties of Holding Company and Belden made in this Agreement shall survive the Closing and continue in effect until (i) for the representations and warranties in Section 4.14, the expiration of the applicable statute of limitations, including any extension, waiver or comparable consent and (ii) for all other representations and warranties, fifteen months after the Closing Date (the "Indemnity Period"). The Parties must assert any claim involving a breach of any representation or warranty in writing before expiration of the Indemnity Period, but as long as such claim is asserted timely, the claim will continue to be valid and assertible even though the Indemnity Period may subsequently expire before the claim is resolved.

     (b) The covenants or agreements of CSH, Holding Company, CVC, the other Ultimate Owners and Belden made in this Agreement (except for such covenants or agreements contained in Article VI hereof ("Pre-Closing Covenants"), other than Section 6.2 which shall survive the Closing for fifteen months after the Closing Date) shall survive the Closing and continue in effect in accordance with their terms, or if no termination date for the covenant or agreement is specifically provided such covenant or agreement shall continue in effect and not terminate. Subject to the foregoing, the Parties may assert claims involving covenants at any time, subject to the applicable statute of limitations.

Section 10.2 Agreement to Indemnify by CVC and the other Ultimate Owners.

     (a)  Subject to the terms and conditions set forth herein (including
          Section 10.5), from and after the Closing, CVC shall defend, indemnify and hold harmless Belden, the Surviving Corporation, their Affiliates and their respective directors, officers, employees, controlling persons, agents and representatives and their successors and assigns (collectively, the "Belden Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, and mitigation expenses incurred pursuant to Section 10.5(e) but excluding punitive damages not asserted by third parties (collectively, "Belden Damages") which any Belden Indemnitee incurs or is subject to as a result of or arising out of a breach of any representation or warranty of Holding Company contained in Section 4.10(a), 4.10(b)(i) or 4.14 (including as made at Closing pursuant to the Closing Certificate).

     (b)  Subject to the terms and conditions set forth herein (including
          Section 10.5), from and after the Closing, CVC and the other Ultimate Owners shall severally, according to which Party or Parties committed the breach (or, in the case of a breach of a representation or warranty, is the subject of the breach), defend, indemnify and hold harmless the Belden Indemnitees from and against all Belden Damages which any Belden Indemnitee incurs or is subject to as a result of or arising out of a breach of (i) any representation or warranty of Holding Company contained in the last sentence of Section
          4.2 or in Section 4.6(e) (including those made at Closing pursuant to the Closing Certificate) or (ii) any covenant or agreement of CSH, CVC or the other Ultimate Owners contained in Sections 7.1, 7.4, 7.5, 7.6 or 7.8.

     (c)  Subject to the terms and conditions set forth herein (including
          Section 10.5), from and after the Closing, CVC and the other Ultimate Owners shall, in proportion to the Ultimate Ownership Percentage of each but regardless of which Party or Parties committed or is the subject of the breach, defend, indemnify and hold harmless the Belden Indemnitees from and against all Belden Damages which any Belden Indemnitee incurs or is subject to as a result of or arising out of a breach of (i) any representation or warranty of Holding Company contained in this Agreement (including those made at Closing pursuant to the Closing Certificate), except for any representation or warranty contained in Sections 4.6(e), 4.10(a), 4.10(b)(i), 4.14 or in the last sentence of Section 4.2 (or in the Closing Certificate insofar as it relates to the representations and warranties contained in the preceding specified Sections), or (ii) any covenant or agreement of Holding Company, CSH, CVC or the other Ultimate Owners contained in this Agreement which in accordance with this Agreement survives Closing, except for any covenant or agreement contained in Sections 7.1, 7.4, 7.5, 7.6 or 7.8.

     (d) The obligations of CVC and the other Ultimate Owners to indemnify the Belden Indemnitees pursuant to Section 10.2(a) and (c) (but not
          Section 10.2(b)) with respect to a breach of a representation or warranty as provided by Section 10.2(a) or Section 10.2(c)(i) are subject to the limitation that no indemnification shall be made by CVC or the other Ultimate Owners with respect to a breach of such a representation or warranty (other than those under Sections 4.6, 4.10(a), 4.10(b)(i), 4.17 and 4.27) unless the aggregate amount of Belden Damages for all breaches of such representations and warranties exceeds one million dollars ($1,000,000) (the "Basket"), and then such indemnification shall cover the entire aggregate amount of the Belden Damages, including all amounts forming any part of the Basket.

Section 10.3 Agreement to Indemnify by Belden.

     (a) Subject to the terms and conditions set forth herein, from and after the Closing, Belden shall defend, indemnify and hold harmless CSH and the other Shareholders and their respective directors, officers, employees, Affiliates, controlling persons, agents and representatives and their permitted successors and assigns (collectively, the "CSH Group Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, and mitigation expenses incurred pursuant to Section 10.5(f) but excluding punitive damages not asserted by third parties (collectively, "CSH Group Damages") asserted against or incurred by any CSH Group Indemnitee as a result of or arising out of a breach of any (i) representation or warranty of Belden contained in this Agreement, or (ii) any covenant or agreement (which in accordance with this Agreement survives the Closing) of Belden contained in this Agreement.

     (b) Notwithstanding the obligation of Belden to indemnify the CSH Group Indemnitees pursuant to Section 10.3(a) hereof, no indemnification shall be made by Belden with respect to a breach of a representation or warranty unless the aggregate amount of CSH Group Damages for all such breaches exceeds the Basket, and then such indemnification shall cover the entire aggregate amount of the CSH Group Damages, including all amounts forming any part of the Basket.

Section 10.4 Indemnification - Other Matters.

     (a)  Subject to the terms and conditions set forth herein (including
          Section 10.5), from and after the Closing, CVC shall defend, indemnify and hold harmless the Belden Indemnitees from and against all Belden Damages which any Belden Indemnitee incurs or is subject to as a result of or arising out of (i) any federal, state or local income Tax liability or Tax obligation of CVC, CSH, CSI, Holding Company, any CSI Subsidiary or any of their Affiliates arising from or relating to any period on or before September 27, 1998 except to the extent of the amount of any accrual on the September 27, 1998 balance sheet included in the Financial Statements; or (ii) any Tax liability or Tax obligation of CVC, CSH, CSH, CSI, Holding Company, any CSI Subsidiary or any of their Affiliates relating to or arising from the disposition of the shares, debt obligations or businesses of LoDan, IPC, gComData or the Minor Subsidiaries.

     (b)  Subject to the terms and conditions set forth herein (including
          Section 10.5), from and after the Closing, CVC and the other Ultimate Owners shall, in proportion to the Ultimate Ownership Percentage of each but regardless of which Party or Parties may be responsible for the existence of the liability or obligation, defend, indemnify and hold harmless the Belden Indemnitees from and against all Belden Damages which any Belden Indemnitee incurs or is subject to as a result of or arising out of any of the following matters:

          (i) Any Tax liability or Tax obligation of CSI, Holding Company, or any of their Affiliates, whenever arising, relating to or arising from LoDan, IPC, gComData, the Minor Subsidiaries or their predecessors, other than Tax liabilities or Tax obligations covered by the indemnity in 10.4(a);

          (ii) Any liability or obligation (other than Tax liabilities or Tax obligations) of CSI, Holding Company, or any of their Affiliates, whenever arising, relating to or arising from LoDan, IPC, gComData, the Minor Subsidiaries or their predecessors;

         (iii) Any liability or obligation of Holding Company, CSI or the CSI Subsidiaries for any Funded Debt outstanding as of the Closing Date other than under the CSI Credit Agreement or with respect to the JSD; or

          (iv) Any liability or obligation, after Belden has made the payments contemplated by Article III to the extent certified by Holding Company in Section 8.2(h), of Holding Company, CSI or the CSI Subsidiaries in respect of any JSD or Holding Preferred Shares outstanding as of the Closing Date.

     (c)  The obligations of CVC and the other Ultimate Owners under this
          Section 10.4 shall not be subject to the Basket of Section 10.2, nor shall the Belden Damages arising under this Section 10.4 be counted towards the Basket.

Section 10.5 Limitations.

(a) The amount of any Belden Damages or CSH Group Damages, as the case may be, for which indemnification is provided under this Article X shall be net of the following:

     (i) in the case of Section 10.2(a), but excluding claims under such Section 10.2(a) arising from breaches of representations or warranties under
     Section 4.10(a) or Section 4.10(b)(i), the amount (but only to the extent of such amount) of any accrual or reserve relating to the underlying matter on the March 28, 1999 balance sheet included in the Financial Statements;

     (ii) any amount actually recovered by the indemnified party that is attributable to the indemnity claim pursuant to any indemnification by or indemnification agreement with any third party, including without limitation, as an offset to Belden Damages, any amount Belden, Holding Company, CSI or their Affiliates recover after Closing from Lucent Technologies Inc. or AT&T Corp. under any of the AT&T Contracts that is attributable to the indemnity claim (it being understood that Belden shall cause Holding Company or CSI, as the case may be, to use reasonable efforts to enforce the applicable terms of such agreements against such Persons);

     (iii) any insurance proceeds that are attributable to the indemnity claim and that are actually received by the indemnified party;

     (iv) any Tax benefit actually realized by Belden, Holding Company, CSI or their Affiliates after Closing that is attributable to any loss, deduction or credit arising on or before the Closing and that relates to IPC, LoDan, or gComData or is a result of, or is in connection with or arises from, the disposition of the shares, debt obligations or businesses of IPC, LoDan, gComData or the Minor Subsidiaries by Holding Company of any of its Affiliates;

     (v) an amount equal to the Tax benefit attributable to such Belden Damages or CSH Group Damages but only to the extent actually realized by Belden or its Affiliates or the CSH Group Indemnitees, respectively, including after taking into account the tax impact (other than a basis reduction) of any indemnification payment made or to be made hereunder; and

     (vi) any Tax benefit actually realized by Belden, Holding Company or their Affiliates after Closing that is attributable to any Tax benefit (net of any Tax detriment) in the form of refunds or credits for the taxable year that ended September 1998.

The Parties agree that any indemnification payment made hereunder shall be treated as an adjustment to the Equity Payment.

(b) The aggregate liability of CVC and each of the other Ultimate Owners under
Section 10.2 (after taking into account the other limitations in this Section 10.5) shall not exceed such Ultimate Owner's Ultimate Ownership Percentage of seventeen million five hundred thousand dollars ($17,500,000) (the "General Cap"). Notwithstanding the foregoing, (i) the General Cap shall not apply to claims under Section 10.2 arising from breaches of representations, warranties, covenants or agreements under Article II, Article III, Article VII, or Sections 4.6, 4.10(a), 4.10(b)(i), 4.14, 4.17, 4.27, 11.4 or 11.11, nor to claims under
Section 10.4 (such excluded claims under such Articles and Sections being the "Excluded Claims"), and (ii) the Belden Damages arising under the Excluded Claims shall not be counted towards the General Cap.

(c) The aggregate liability of CVC and each of the other Ultimate Owners under
Section 10.2(a) with respect to the representations and warranties in Section
4.14 and under Sections 10.4(a) and 10.4(b)(i) (after taking into account the other limitations in this Section 10.5) shall not exceed such Ultimate Owner's Ultimate Ownership Percentage of fifty million dollars ($50,000,000) (the "Tax Cap").

(d) The aggregate liability of Belden under Section 10.3 (after taking into account the limitations in Section 10.5) shall not exceed seventeen million five hundred thousand dollars ($17,500,000). Notwithstanding the foregoing, such limitation shall not apply to claims arising under Article II, Article III,
Article VII or Section 11.4, and the CSI Group Damages arising under such excluded claims shall not be counted towards the foregoing $17,500,000 limit.

(e) After the Closing, Belden shall take and cause its Affiliates (including Holding Company, CSI and the CSI Subsidiaries) to take commercially reasonable steps to mitigate any Belden Damages upon becoming aware of a claim for indemnification under this Agreement.

(f) After the Closing, CSH and the other Shareholders shall take and cause their Affiliates to take commercially reasonable steps to mitigate any CSH Group Damages upon becoming aware of a claim for indemnification under this Agreement.

(g) Each Party agrees that its exclusive remedy after the Closing with respect to any claims arising under or relating to this Agreement and the transactions provided for herein or contemplated hereby, other than claims involving fraud, shall be pursuant to the indemnification provisions contained in this Article X. Each Party waives, from and after the Closing, any claim of any kind or nature that it or its Affiliates (determined after the Closing) may have against the other Parties with respect to matters involving or relating to Holding Company, CSI and the CSI Subsidiaries or to this Agreement and the transactions provided for herein or contemplated hereby, except for claims asserted pursuant to the indemnity provisions contained in this Article X and claims involving fraud.

(h) An indemnifying party, in its sole discretion, may require any indemnified party to grant an assignment of the right of an indemnified party (to the extent such rights are assignable and their assignment does not otherwise prejudice the indemnified party) to assert a claim against any Collateral Source. "Collateral Source" means the sources noted in subparts (ii) and (iii) of Section 10.5(a) above. In the event of such assignment, such indemnifying party will pursue such claim at its own expense.

Section 10.6 Procedures. The obligations of the indemnifying parties under this
Article X to indemnify the indemnified parties with respect to Belden Damages or CSH Group Damages, as the case may be, resulting from the assertion of liability by third parties, including any proposed audit adjustment with respect to any Tax (a "Claim"), will be subject to the following terms and conditions:

     (a) An indemnitee against whom any Claim is asserted will give the indemnifying party or parties, as the case may be, written notice of any such Claim promptly after learning of such Claim, and each indemnifying party may at its option undertake the defense thereof (or in the case of an audit with respect to Taxes, un-dertake to control the audit) by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the obligations of the indemnifying party or parties, as the case may be, under this Article X except to the extent an indemnifying party is actually prejudiced by such failure to give prompt notice. If an indemnifying party within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the indemnitee against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party or parties, as the case may be, subject to the right of each indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. In connection with the handling and disposition of any Claim, the parties agree to use their reasonable best efforts to cooperate and consult with each other to the extent practicable in order to mitigate any CSH Group Damages or Belden Damages which may arise from any such Claim. Without limiting the generality of the foregoing, all the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearing, trials and appeals as may reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by such indemnified party of, records and information which are reasonably relevant to a Claim, and making employees available on a mutually convenient basis to provide information and explanations of any material provided hereunder.

     (b) Anything in this Section 10.6 to the contrary notwithstanding, no indemnitor or indemnitee shall admit any liability with respect to a Claim or enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment with respect to a Claim (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnitor or indemnitee, as the case may be, of a written release from all liability in respect of such action, suit or proceeding and (ii) without the prior written consent of the indemnitor or indemnitee, as the case may be, which consent shall not be unreasonably withheld or delayed.

Section 10.7 Parties to Litigation. Each of the Parties agree to the extent permitted by law that in any action brought against a Party to enforce such Party's indemnity obligations under this Article X, no other Party shall be deemed an indispensable party to such action, and such action may validly proceed whether or not any other Parties are joined.

Section 10.8 Tax Returns. Belden shall prepare or cause to be prepared all federal, state and lo-cal income Tax Returns of Holding Company, CSI and their Subsidiaries that are required to be filed (taking into account extensions) after the Closing Date, excluding LoDan income tax returns that are not part of a consolidated, combined or unitary tax return of Holding Company or CSI (a "LoDan Stand-Alone Return"), and Belden shall remit or cause to be remitted any income tax shown to be due on such returns, excluding income tax shown as due on a LoDan Stand-Alone Return. In the case of federal, state and local income Tax Returns (including information returns) of Holding Company, CSI and their Subsidiaries, other than LoDan Stand-Alone Returns, for taxable periods ending on or before the Closing Date or including the Closing Date: (i) such returns shall be prepared in a manner that is consistent with prior returns (unless prohibited by law); and
(ii) such returns shall be submitted to CVC (or advisor designated by CVC) at least thirty (30) days prior to filing for CVC's review and approval, which approval shall not be unreasonably withheld. LoDan shall prepare or cause to be prepared all LoDan Stand-Alone Returns and LoDan shall remit or cause to be remitted any income tax shown to be due on such returns. The parties shall cooperate in making data, records and employees available so as to enable each other to comply with their responsibilities under this Section 10.8 and to respond to inquiries from and examinations by tax authorities.

Section 10.9 Contribution Obligations. In the event that CVC makes any payment of Belden Damages to the Belden Indemnitees pursuant to Section 10.2(a) or
Section 10.4(a) or otherwise incurs any expenses (including reasonable attorneys' and accountants' fees) in connection with its indemnification obligation under such Sections (collectively, "CVC Indemnity Damages"), each of the other Ultimate Owners shall pay to CVC an amount equal to the CVC Indemnity Damages multiplied by such Ultimate Owner's Ultimate Ownership Percentage (or in the case of CCT Partners II L.P., 11.81%). Each Ultimate Owner's payment obligations hereunder shall be payable upon written notice from CVC setting forth in reasonable detail the amount of the CVC Indemnity Damages and the amount payable to CVC pursuant to this Section 10.9. The payment of Indemnity Damages to CVC as contemplated by this Section 10.9 shall have no impact on the application of the General Cap, the Tax Cap, the Basket or the other provisions of Article X.

                                   ARTICLE XI
                                  MISCELLANEOUS

Section 11.1 Schedules. All references to Schedules are to the CSI Disclosure Schedule or the Belden Disclosure Schedule exchanged among the Parties to this Agreement or to the other schedules referenced herein, as the case may be. Disclosures included in any section of a Disclosure Schedule shall, to the extent clear from the context, be considered to be made for purposes of all sections to such Disclosure Schedule, to the extent that such sections are intended to contain the same subject matter and be used in the same context. Inclusion of any matter in any Schedule does not imply that such matter would, under the provisions of this Agreement, have to be included in such Schedule.

Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or transmitted by telecopy or mailed by registered or certified mail (returned receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

     If to CSH or the Ultimate Owners within the CVC Group, to:

                                Citicorp Venture Capital Ltd.
                                399 Park Avenue, 14th Floor, Zone 4
                                New York, New York  10043
                                Attention:  Richard M. Cashin and David Y. Howe

              with a copy to:   Peter A. Woog
                                206 East Forest Hills Drive
                                Phoenix, AZ 85022

                                Dechert Price Rhoads
                                4000 Bell Atlantic Towers
                                1717 Arch Street
                                Philadelphia, PA 19103
                                Attention: Carmen J. Romano

     If to the Ultimate Owners (other than those within the CVC Group) to:

                                Peter A. Woog at the address noted above

             If to Belden to:   Belden Inc.
                                7701 Forsyth Boulevard
                                Suite 800
                                St. Louis, Missouri 63105
                                Attention: General Counsel
              with a copy to:
                                Randall Doud
                                Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                                New York, NY 10022-3897

Section 11.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.4 Brokers and Financial Advisors. Belden represents and warrants that, except for Goldman Sachs & Company (for whose fees and expenses Belden is solely responsible and against whose fees and expenses Belden hereby indemnifies CSH and CVC), no Person is entitled to any brokerage or finder's fee, financial advisory fee or other payment from Belden or any of its Affiliates based on agreements, arrangements or undertakings made by Belden or any of its Affiliates in connection with the transactions contemplated hereby. Holding Company represents and warrants that no Person is entitled to any brokerage or finder's fee, financial advisory fee or similar fee from Holding Company, CSI or any CSI Subsidiary based on agreements, arrangements or undertakings made by any of them or any of their Affiliates in connection with the transactions contemplated hereby.

Section 11.5 Amendment and Waivers No amendment of any provision of this Agreement shall be valid unless the matter be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.6 Entire Agreement. This Agreement (including the Schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 11.7 Assignment. This Agreement shall be binding upon the Parties and their heirs, successors and assigns. However, the Parties' rights under this Agreement shall not be assigned by operation of law or otherwise, and any attempted assignment shall be void.

Section 11.8 Governing Law; Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware. Any dispute arising in connection with this Agreement and any claim arising hereunder may be brought in the courts of the State of Delaware, or in any federal court within the State of Delaware, and by execution of this Agreement, each of the Parties accepts and submits to the non-exclusive personal jurisdiction of such courts and waives any objection as to venue and any claim that any action or proceeding has been brought in an inconvenient forum. The foregoing consents shall not constitute general consents to the service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights to any person other than the respective Parties to this Agreement. Nothing herein shall affect the right of any Party hereto to commence legal proceedings or otherwise proceed against the other parties in any other jurisdiction.

Section 11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement.

Section 11.10 Additional Understanding. Each of the Parties hereby acknowledges that (i) no Party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or by or discovered by it or its representatives, other than this Agreement (including the Disclosure Schedules hereto or other schedules or exhibits referenced herein), (ii) there are no representations or warranties by or on behalf of any Party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, and (iii) the Parties' respective rights and obligations with respect to this Agreement will be solely as set forth in this Agreement. Notwithstanding anything contained herein to the contrary, neither Holding Company, CSI, CVC nor any other Ultimate Owner makes any representation, warranty or covenant of any kind with respect to any projections, estimates or budgets heretofore delivered to or made available to Belden of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Holding Company, CSI or the CSI Subsidiaries or the future business and operation of Holding Company, CSI or the CSI Subsidiaries.

Section 11.11 Ultimate Owner Representative.

     (a) Each Ultimate Owner, other than those included within the CVC Group, hereby irrevocably appoints Peter A. Woog (in such capacity, the "Ultimate Owner Representative") as such Ultimate Owner's representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Ultimate Owner with respect to this Agreement and the consummation of the transactions contemplated by this Agreement and to act on behalf of such Ultimate Owner in any litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Ultimate Owner Representative shall deem necessary or appropriate in his sole discretion in connection with this Agreement or any of the transactions contemplated under this Agreement, including, without limitation, the power:

          (i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of such Ultimate Owner to consummate the transactions contemplated by this Agreement;

          (ii) to act for such Ultimate Owner with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise and settle any claim on behalf of such Ultimate Owner (whether brought by or against such Ultimate Owner), to bring, defend and transact matters of litigation and to refer matters to arbitration on behalf of such

               Ultimate Owner;

         (iii) to receive, hold, and deliver to Paying Agent the certificates evidencing the Shares and instruments evidencing the Options or Warrants accompanied by any other documents relating thereto on behalf of such Ultimate Owner;

          (iv) to execute, deliver and provide on behalf of such Ultimate Owner all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, consents, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

          (v) to receive funds and give receipt for funds including in respect of the Equity Payment, and any adjustment thereto, to distribute to such Ultimate Owners their respective share of the Equity Payment, and any adjustment thereto, and to act on behalf of such Ultimate Owner with respect to the Escrow Agreement and the Escrow Account;

          (vi) to terminate this Agreement if such Ultimate Owners are entitled to do so;

         (vii) to give and receive all notices and communications to be given or received under this Agreement with respect to such Ultimate Owners, and to receive service of process in connection with any claims under this Agreement with respect to such Ultimate Owners, including service of process in connection with any litigation or arbitration; and

        (viii) to take all actions which under this Agreement may be taken by such Ultimate Owner and to do or refrain from doing any further act or deed on behalf of such Ultimate Owner which the Ultimate Owner Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement or any or the transactions contemplated under this Agreement as fully and completely as such Ultimate Owners could do if personally present.

     (b) If Peter A. Woog dies or otherwise becomes incapacitated and unable to serve as Ultimate Owner Representative, Bruce R. Burkett shall become the new Ultimate Owner Representative. The death or incapacity of any such Ultimate Owner shall not terminate the agency and power of attorney granted hereby to the Ultimate Owner Representative. The appointment of the Ultimate Owner Representative shall be deemed coupled with an interest and shall be irrevocable and Belden and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Ultimate Owner Representative, as the action of such Ultimate Owners in all matters referred to herein. All actions, decisions and instructions of the Ultimate Owner Representative shall be conclusive and binding upon all of such Ultimate Owners and no such Ultimate Owner shall have any cause of action against the Ultimate Owner Representative for any action taken or not taken by the Ultimate Owner Representative in his role as such, except for any action or omission taken or made fraudulently or in bad faith with respect to such Ultimate Owner.

     (c) All reasonable out-of-pocket fees and expenses (including fees payable to counsel and other professional and brokerage fees) incurred by the Ultimate Owner Representative in connection with performing such function and in connection with the transactions contemplated hereby and all payments, damages, costs, fees and expenses incurred by the Ultimate Owner Representative in connection with any claim by or other dispute with Belden under this Agreement shall be paid by such Ultimate Owners in proportion to their relative Ultimate Ownership Percentages and may be deducted by the Ultimate Owner Representative from any amounts otherwise payable to any such Ultimate Owner hereunder.

Section 11.12 CVC Group Representative.

     (a) Each Ultimate Owner included within the CVC Group hereby irrevocably appoints CVC (in such capacity, the "CVC Group Representative") as such Ultimate Owner's representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Ultimate Owner with respect to this Agreement and the consummation of the transactions contemplated by this Agreement and to act on behalf of such Ultimate Owner in any litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such CVC Group Representative shall deem necessary or appropriate in his sole discretion in connection with this Agreement or any of the transactions contemplated under this Agreement, including, without limitation, the power:

          (i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of such Ultimate Owner to consummate the transactions contemplated by this Agreement;

          (ii) to act for such Ultimate Owner with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise and settle any claim on behalf of such Ultimate Owner (whether brought by or against such Ultimate Owner), to bring, defend and transact matters of litigation and to refer matters to arbitration on behalf of such Ultimate Owner;

         (iii) to receive, hold, and deliver to Paying Agent the certificates evidencing the Shares and instruments evidencing the Options or Warrants accompanied by any other documents relating thereto on behalf of such Ultimate Owner;

          (iv) to execute, deliver and provide on behalf of such Ultimate Owner all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, consents, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

          (v) to receive funds and give receipt for funds including in respect of the Equity Payment, and any adjustment thereto, to distribute to such Ultimate Owners their respective share of the Equity Payment, and any adjustment thereto, and to act on behalf of such Ultimate Owner with respect to the Escrow Agreement and the Escrow Account;

          (vi) to terminate this Agreement if such Ultimate Owners are entitled to do so;

         (vii) to give and receive all notices and communications to be given or received under this Agreement with respect to such Ultimate Owners, and to receive service of process in connection with any claims under this Agreement with respect to such Ultimate Owners, including service of process in connection with any litigation or arbitration; and

         (viii) to take all actions which under this Agreement may be taken by such Ultimate Owner and to do or refrain from doing any further act or deed on behalf of such Ultimate Owner which the CVC Group Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement or any or the transactions contemplated under this Agreement as fully and completely as such Ultimate Owners could do if personally present.

     (b) The death or incapacity of any such Ultimate Owner shall not terminate the agency and power of attorney granted hereby to the CVC Group Representative. The appointment of the CVC Group Representative shall be deemed coupled with an interest and shall be irrevocable and Belden and any other Person may conclu-sively and absolutely rely, without inquiry, upon any action of the CVC Group Representative, as the action of such Ultimate Owners in all matters referred to herein. All actions, decisions and instructions of the CVC Group Representative shall be conclusive and binding upon all of such Ultimate Owners and no such Ultimate Owner shall have any cause of action against the CVC Group Representative for any action taken or not taken by the CVC Group Representative in its role as such, except for any action or omission taken or made fraudulently or in bad faith with respect to such Ultimate Owner.

     (c) All reasonable out-of-pocket fees and expenses (including fees payable to counsel and other professional and brokerage fees) incurred by the CVC Group Representative in connection with performing such function and in connection with the transactions contemplated hereby and all payments, damages, costs, fees and expenses incurred by the CVC Group Representative in connection with any claim by or other dispute with Belden under this Agreement shall be paid by such Ultimate Owners in proportion to their relative Ultimate Ownership Percentages and may be deducted by the CVC Group Representative from any amounts otherwise payable to any such Ultimate Owner hereunder.

Section 11.13 Certain Waivers. Effective as of the Closing, CSH, CVC and the other Ultimate Owners irrevocably waive any claim whatsoever for any right of contribution, indemnification, subrogation or reimbursement, which they or any of their Affiliates may have against Holding Company, CSI or any CSI Subsidiary by reason of or arising out of the representations, warranties, covenants or agreements made by Holding Company hereunder.

Section 11.14 Release. Effective as of the Closing, CSH is released from all liabilities and obligations under this Agreement. Each Ultimate Owner (including each shareholder of Holding Company) ratifies and confirms all the actions taken and to be taken by the directors, officers and shareholders of Holding Company and its Subsidiaries prior to the date hereof or in connection with or pursuant to or in contemplation of this Agreement, and hereby irrevocably waives and releases any claim or liability, known or unknown, such Ultimate Owner (including as a shareholder of Holding Company) or anyone claiming by or through such Ultimate Owner (including as a shareholder of Holding Company) now has, has ever had or may hereafter have against any director, officer or shareholder of Holding Company or its Subsidiaries or any of their respective affiliates, representatives, officers or directors ("Released Parties") based on any action or inaction by any Released Party prior to the date hereof or in connection with or pursuant to or in contemplation of this Agreement, including without limitation, the transactions to divest the IPC shares and LoDan, gComData and the Minor Subsidiaries as contemplated hereby.

Section 11.15 Ultimate Owners and Ultimate Ownership Percentages. CVC and each of the other Ultimate Owners who are not Shareholders or Option/Warrantholders hereby agree that their status as Ultimate Owners and their Ultimate Ownership Percentages will not change regardless of (i) whether or not their ownership of the common units of CSH changes, (ii) whether or not they receive proceeds from the Equity Payment made to CSH or (iii) for any other reason. The Ultimate Owners who are Shareholders or Option/Warrantholders hereby agree that their status as Ultimate Owners and their Ultimate Ownership Percentages will not change for any reason.

Section 11.16 Shareholder Approval; Dissenter's Rights. Each Holding Company shareholder hereby consents and agrees in writing, pursuant to Section 228 of the DGCL, to the adoption of the resolutions attached hereto as Schedule 11.16 with respect to the approval by the shareholders of Holding Company of the Merger and the other matters set forth therein, and to the actions contemplated thereby, such resolutions and actions to have the same force and effect as though duly taken and adopted at a meeting of the shareholders of Holding Company duly called and legally held, and waives any dissenter's or appraisal rights it may have under the DGCL with respect to the Merger.

Section 11.17 Amendment of Benefits Protection Trust. Each beneficiary or participant in the Cable Systems Holding Company Benefits Protection Trust Agreement hereby agrees that such Trust Agreement is amended such that this Agreement, the Merger and the transactions contemplated hereby do not constitute a "Potential Change of Control" or "Change of Control" under such Trust Agreement.

Section 11.18 Joinder by Paying Agent. The Paying Agent signs below to indicate its agreement to be bound by Article III of this Agreement, but is not considered a "Party" to this Agreement and is not subject to or covered by the other provisions of this Agreement (including the indemnification provisions in Article X).

Section 11.19 Signature. This Agreement may be signed in one or more counterparts, and may be signed by facsimile signature.


     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first above written.


                                 BELDEN INC.


                                 By:______________________________
                                     Name:
                                     Title:


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


                                 ASHES MERGER CORP.



                                 By:______________________________
                                     Name:
                                     Title:

                                 CITICORP VENTURE CAPITAL, LTD.


                                 By:______________________________
                                     Name:
                                     Title:


                                 CABLE SYSTEMS HOLDING, LLC


                                 By:_____________________________
                                     Name:
                                     Title:

                                 CABLE SYSTEMS HOLDING COMPANY


                                 By:_____________________________
                                     Name:
                                     Title:



SIGNATURES OF OTHER ULTIMATE OWNERS:





                                       60